UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TECO Energy, Inc.

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TECO ENERGY, INC. Proxy Statement 2015

Annual Meeting of Shareholders The 2015 Annual Meeting of Shareholders of TECO Energy, Inc. will be held as follows:
Date:	April 29, 2015

Time:	11:00 a.m.

Place:	TECO Plaza 702 N. Franklin Street Tampa, Florida 33602

March 11, 2015

Notice of Annual Meeting of Shareholders to

be held on April 29, 2015

The 2015 Annual Meeting of Shareholders of TECO Energy, Inc. will be held as follows:

Date	April 29, 2015
Time	11:00 a.m.
Place	TECO Plaza 702 North Franklin Street Tampa, Florida 33602

Items of Business	We are holding the annual meeting of the shareholders of TECO Energy, Inc. for shareholders to consider and vote upon the following matters:

	1.	The election of nine director nominees named in the accompanying proxy statement.

	2.	The ratification of the selection of our independent auditor.

	3.	An advisory vote to approve named executive officer compensation.

	4.	Such other matters, including the shareholder proposal on page 42 of the accompanying proxy statement, as may properly come before the meeting.

Record Date	Shareholders of record as of the close of business on February 20, 2015 will be entitled to vote at the meeting.

Voting	You may vote prior to the meeting by telephone, internet or mail, or you may vote your shares in person at the Annual Meeting. Please refer to the instructions under “Voting Methods” in the accompanying Proxy Statement Summary.

By order of the Board of Directors,

David E. Schwartz

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2015: The proxy statement and annual report to shareholders are available on our website at http://AR.tecoenergy.com and at www.proxyvote.com.

TECO Energy, Inc.

2015 Proxy Statement Summary

Provided below are highlights of certain information contained in this proxy statement. As it is only a summary, please refer to the complete proxy statement before you vote.

Throughout this proxy statement, the terms “we,” “us,” “our,” “the company,” and “TECO Energy” refer to TECO Energy, Inc.

Annual Meeting Information

Date	Wednesday, April 29, 2015

Time	11:00 a.m.

Place	TECO Plaza, 702 N. Franklin Street, Tampa, Florida 33602

Record Date	February 20, 2015

Attending the Meeting	Please see Voting and Attendance Information on page 44 for information regarding attending the meeting in person.

Voting Methods

Shareholders as of the record date are entitled to vote by internet, by phone, or by completing and returning their proxy card or voting instruction card. If you hold your shares in street name, please see Voting and Attendance Information on page 44 for more information about voting.

Vote by internet at www.proxyvote.com using the voting code on your proxy card or Notice of Internet Availability of Proxy Materials
Vote by telephone by calling 1-800-690-6903 and using the voting code on your proxy card or Notice of Internet Availability of Proxy Materials

To vote by mail, mark, sign and date the proxy card and return it in the accompanying envelope (if you received these materials by mail). If you did not receive these materials by mail, you may also request a paper copy of the proxy card and submit your vote by mail.

You may attend the meeting and vote in person. Even if you plan to attend the meeting, you are encouraged to vote by proxy prior to the meeting in one of the above ways. If you attend the meeting and wish to vote in person, your proxy will not be used.

Voting matters and vote recommendation

Matter	Board Vote Recommendation	Page Reference
1. Election of nine directors	FOR each director nominee	3-7

2. Ratification of the selection of the independent auditor	FOR	16-17

3. Advisory vote on executive compensation	FOR	18

4. Shareholder proposal regarding political contributions policies and practices	AGAINST	42-43

PROXY STATEMENT SUMMARY (CONTINUED)

2014 Business Highlights

¡	Delivered total return to shareholders of 24.9% in 2014

¡	Acquired New Mexico Gas Company, Inc. (“NMGC”)

¡

With the addition of NMGC’s almost 513,000 gas customers, TECO Energy’s utility subsidiaries now serve almost 870,000 regulated gas customers in two states, and almost 1.6 million regulated electric and gas customers in Florida and New Mexico

¡	Executed an agreement to sell TECO Coal

¡

Closing of this transaction will result in a complete exit from the coal mining business, positioning the company to complete its long-term strategy to return TECO Energy to its core utility businesses, allowing it to focus entirely on growing its strong utility operations

¡	As a result of the agreement, TECO Coal is classified as an asset held for sale and its operating results are reported as discontinued operations

Executive Compensation Program Highlights

¡

Maintained a high level of compensation directly tied to company performance, with 70% of the long-term incentive program in the form of performance shares and 80% of the annual incentive program based on financial performance metrics

¡	Established a rigorous TECO Energy income goal for the 2014 annual incentive program that was 12% higher than 2013 results

¡	Targeted total compensation at 50th percentile of peers, based on pay peer group of public utilities of similar size (approximately 1⁄2 to 2x our revenue)

¡	Compared to peers, provided a lower proportion of fixed pay and a higher proportion of pay that is performance-based

¡

Continued our commitment to risk-mitigating compensation features, such as by prohibiting pledging and hedging of company stock and maintaining our strong stock ownership guidelines and our rigorous claw-back policy

¡

In 2015, added an additional measure of performance to the long-term incentive program based on achieving robust growth in earnings per share, while retaining an element of relative total shareholder return

Please see the Compensation Discussion and Analysis section beginning on page 19 for more information.

Item 1 – Election of Directors

Our Board of Directors has nominated the nine directors listed below to be elected to one year terms expiring at the 2016 Annual Shareholders’ Meeting. Each of these nominees is currently serving on the Board of Directors, and each has consented to serve if reelected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

Director Criteria, Qualifications and Experience

We have a Governance and Nominating Committee made up of independent directors. One of the primary responsibilities of this committee is to identify and evaluate individuals qualified to become members of the Board. The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The characteristics required of each director are personal and professional integrity, seasoned business judgment, independence from management (with respect to outside directors), strategic planning experience/vision and time to commit. Other skills and characteristics that are considered include: business management/leadership experience, accounting or finance experience, industry and/or regulatory knowledge and experience, risk management experience, expertise in specific subject areas important to the Corporation, such as information technology/security and executive compensation.

The Committee considers racial, ethnic, gender and geographic diversity, as well as diversity of experience, expertise and skills, as relevant characteristics when reviewing and recommending director nominees. As part of the Board’s annual evaluation process, members are asked to assess whether outside directors represent a sufficiently wide range of talents, expertise, and occupational and personal backgrounds. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. The Governance and Nominating Committee reviews the qualifications and backgrounds of candidates, as well as the overall composition of the Board (including its diversity, as described above), and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Based on this recommendation, the Board has nominated the candidates listed below.

Director Nominees

The Board of Directors recommends a vote FOR each of these nominees to hold office for a term expiring at the 2016 Annual Shareholders’ Meeting and until their successors are elected and qualified.

James L. Ferman, Jr. Age 71 Director since 1985 Presiding Director effective as of 2015 Annual Meeting	Committees Compensation Committee Governance and Nominating Committee (Chair)
President, Ferman Motor Car Company, Inc.	Other Directorships The Bank of Tampa and its holding company, The Tampa Bay Banking Company (Chair)

Mr. Ferman has been President of Ferman Motor Car Company, Inc., an automobile dealership business headquartered in Tampa, Florida, since prior to 2010. In addition to the directorships named above, he also serves as a Trustee on the Boards of Emory University and the University of Tampa.

Key Attributes, Experience and Skills: As a result of Mr. Ferman’s position as President of Ferman Motor Car Company, one of the largest vehicle dealership groups in the United States, Mr. Ferman brings significant business management and leadership experience to the Board. Also, his position at such a prominent Tampa-area business and his trustee position at the University of Tampa, as well as former chairman positions he has held at several local charitable and business organizations, such as at the Greater Tampa Chamber of Commerce, brings significant community involvement and recognition to the Board. These positions, and his former chairmanship of the Governance Committee of the Board of Trustees of Emory University, also provide additional leadership experience to the Board and additional insight to our Governance and Nominating Committee. Through his long tenure on our Board, he has gained significant industry knowledge and a long-term perspective on our businesses. His other directorships also provide experience in finance and risk management.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

DIRECTOR NOMINEES

Evelyn V. Follit Age 68 Director since 2012	Committees Audit Committee Governance and Nominating Committee
President, Follit Associates Former Senior Vice President, RadioShack Corporation	Other Directorships Beall’s, Inc.

Ms. Follit has been the President of Follit Associates, a corporate technology and executive assessment consulting firm based in Tarpon Springs, Florida, since she founded the firm in 2007. From 1997 to 2005, she was an executive of RadioShack Corporation, a consumer electronics retail company, where she held the positions of Senior Vice President, Chief Information Officer, and Chief Organizational Enabling Services Officer. Ms. Follit was previously a director of Winn-Dixie Stores, Inc.

Key Attributes, Experience and Skills: As a result of Ms. Follit’s over 20 years in leadership positions with major corporations, Ms. Follit brings significant business management and leadership experience to the Board, and in particular brings executive-level expertise to the Board in the areas of information technology, human resources and operations management. Her current consulting practice also allows her to provide the Board with her insight into the other industries her firm serves and current business trends. These positions, and her positions on the Audit and Compensation Committees of the Board of Beall’s Inc., provide additional leadership experience and insight to the Board and its committees. Her current and former directorships also provide knowledge in finance and of local markets.

Sherrill W. Hudson Age 72 Director since 2003	Committees Finance Committee
Chairman of the Board Former Executive Chairman of the Board and Chief Executive Officer of TECO Energy	Other Directorships CBIZ, Inc. Lennar Corporation Publix SuperMarkets, Inc. United Insurance Holdings Corp.

Mr. Hudson has been the non-executive Chairman of the company’s Board since January 2013, and prior to that was Executive Chairman of the Board from August 2010. Mr. Hudson was the company’s Chief Executive Officer from 2004 until August 2010. He was formerly the Managing Partner for the South Florida offices of the public accounting firm, Deloitte & Touche LLP, in Miami, Florida.

Key Attributes, Experience and Skills: Mr. Hudson brings significant leadership and business, finance and accounting experience and expertise gained through both his positions at TECO Energy and through his 37-year tenure at Deloitte & Touche, which included 19 years as the Managing Partner for the South Florida offices. His former position as our CEO provides valuable industry knowledge and risk management experience, which he also obtained through his oversight and advising of clients in the utility and other industries while at Deloitte & Touche. Also through his work at Deloitte & Touche, he has experience working with and exposure to many Board and management structures, and insight into the issues facing businesses, from financial and accounting, as well as operational, perspectives. His community service, through membership on the boards of several charitable and business organizations and committees, brings additional community involvement and recognition and leadership experience to the Board. Through his other board memberships, he is familiar with several other significant Florida companies, their governance and management structures, and the local business environment.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

DIRECTOR NOMINEES

Joseph P. Lacher Age 69 Director since 2006	Committees Audit Committee (Chair) Finance Committee Governance and Nominating Committee
Former President of Florida Operations for BellSouth Telecommunications, Inc.	Other Directorships Perry Ellis International, Inc.

Mr. Lacher is the former President of Florida operations for BellSouth Telecommunications, Inc., a telecommunications services company in Miami, Florida, serving in such role from 1991 until his retirement in 2005.

Key Attributes, Experience and Skills: Mr. Lacher’s tenure as former President of Florida operations for BellSouth Telecommunications, Inc. provides significant leadership and management experience. This experience is especially relevant for our Board as it involved a business regulated by the same entity that regulates our Florida utility businesses, and therefore, he is familiar with the unique issues presented in this area. In addition, through this work, he has experience in dealing with deregulation issues. He is also the lead director and Chair of the Audit Committee at Perry Ellis International, Inc., and Chairman of the Board of Goodwill Industries of South Florida, which provide additional board leadership experience and insight for our board committees.

Loretta A. Penn Age 65 Director since 2005	Committees Compensation Committee Governance and Nominating Committee
President of PECC, LLC Former President of Spherion Staffing Services

Ms. Penn has served as the president of PECC, LLC, an executive coaching and consulting company based in Fairfax Station, Virginia, since she founded the company in 2013. She is the former President of Spherion Staffing Services, a division of SFN Group, Inc. (formerly known as Spherion Corporation), a staffing and professional services company, in McLean, Virginia, where she served in such role from December 2008 to December 2011. Ms. Penn also served as the Senior Vice President of SFN Group from November 2007 to December 2011. In addition to other executive-level experience in the recruiting and staffing industry, Ms. Penn was previously associated with the IBM Corporation for ten years in regional executive management, sales and marketing.

Key Attributes, Experience and Skills: Ms. Penn’s increasing levels of responsibility and seniority at Spherion, including her most recent position as the President of its largest division, provided valuable business, leadership and management experience. Her role at Spherion brought her into contact with executives in a diverse array of industries and areas of the country, and her insight into these other industries and current business trends is valuable to the Board. Her many years of experience in the recruiting and staffing industry provide expertise in human resources issues, which are important issues to our businesses and to our Compensation Committee. Through her decade-long tenure at IBM Corporation, she also has experience in the technology industry, which is an important area for our current operations and plans for the future.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

DIRECTOR NOMINEES

John B. Ramil Age 59 Director since 2008	Committees Finance Committee
President and Chief Executive Officer of TECO Energy, Inc.	Other Directorships Blue Cross Blue Shield of Florida, Inc. (chairman of Audit and Compliance Committees)

Mr. Ramil has been TECO Energy’s President and Chief Executive Officer since August 2010. During his over 35-year career with the company, he has held several leadership positions, including as President and Chief Operating Officer of TECO Energy from 2004 until August 2010, President of Tampa Electric Company, Executive Vice President of TECO Energy, Chief Financial Officer for TECO Energy, and earlier as Vice President-Energy Services & Planning for Tampa Electric. He has also held a variety of positions in engineering, operations, marketing, customer service and environmental, and has served as president of various other TECO Energy subsidiaries.

Key Attributes, Experience and Skills: Mr. Ramil’s long tenure with the company, in a variety of positions, brings extensive knowledge of our businesses, our industry, and significant business, operating and leadership experience to the Board. His experience as TECO Energy’s Chief Financial Officer also provides additional financial expertise, and several of his positions, including his current role as Chief Executive Officer, bring risk management experience to the Board. In addition, through his work with non-profit and business groups, including his positions as Chairman of the Board of the University of South Florida and a board member of the Edison Electric Institute, Mr. Ramil provides community and industry involvement and recognition for the company, as well as expertise in leadership development and governance issues.

Tom L. Rankin Age 74 Director since 1997 Presiding Director until 2015 Annual Meeting	Committees Audit Committee Finance Committee (Chair)
Former Chairman of the Board and Chief Executive Officer of Lykes Energy, Inc.

Mr. Rankin has been an investor based in Tampa, Florida, since prior to 2010. Mr. Rankin is the former Chairman of the Board and Chief Executive Officer of Lykes Energy, Inc. and Lykes Bros. Inc. Mr. Rankin was previously a director of Media General, Inc.

Key Attributes, Experience and Skills: Mr. Rankin brings significant industry experience to the Board through his leadership positions at Lykes Energy, Inc., the former holding company for Peoples Gas System. In addition to his knowledge of the gas utility industry, he has gained valuable experience in the electric utility industry through his tenure on our Board. His leadership role at Lykes Bros. Inc. provides experience in managing the operations of several other types of businesses, as well. His position at Lykes, as well as his investing experience, also provides important insight into finance matters. He was also on the Audit and Governance Committees of Media General, Inc., which provides additional insight and experience for the issues faced by our Board and its committees.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

DIRECTOR NOMINEES

William D. Rockford Age 69 Director since 2000	Committees: Finance Committee Compensation Committee
Former President, CFO and COO of Primary Energy Ventures, LLC

Mr. Rockford is the former President, Chief Financial Officer and Chief Operating Officer of Primary Energy Ventures LLC, a power generation company located in Oak Brook, Illinois. He is also a former Managing Director of the financial services company, Chase Securities Inc., in New York, New York, where his responsibilities included the Global Power, Project Finance and Environmental Group.

Key Attributes, Experience and Skills: Mr. Rockford provides valuable leadership, management and energy industry experience, obtained through his positions at Primary Energy Ventures. Through his nearly 30-year career at Chase, Mr. Rockford has experience in providing capital markets, corporate finance, project finance and merger and acquisition advice to the utility industry, which adds valuable expertise in these areas to both the Board and to the Finance Committee. Mr. Rockford also has experience in commercial banking, which provides additional finance and risk management expertise to the Board and its committees.

Paul L. Whiting Age 71 Director since 2004	Committees: Audit Committee Compensation Committee (Chair)
President of Seabreeze Holdings, Inc.	Other Directorships Sykes Enterprises, Incorporated (Chairman of the Board) The Bank of Tampa and its holding company, The Tampa Bay Banking Company

Mr. Whiting, has been the President of Seabreeze Holdings, Inc., a private investments company located in Tampa, Florida, since prior to 2009. Previously, Mr. Whiting held various positions within Spalding & Evenflo Companies, Inc., including Chairman, Chief Executive Officer and Chief Financial Officer.

Key Attributes, Experience and Skills: As a result of his experience at the Spalding & Evenflo Companies, Mr. Whiting provides leadership, financial and business experience and expertise. His other board and committee memberships, including as Chairman of the Board and member of the Audit Committee at Sykes Enterprises, provide additional leadership experience, as well as exposure to other governance structures, and additional financial and risk management experience. His notable community service, including as founder, Trustee and former Board President of the Academy Prep Center of Tampa, Inc., a full scholarship, private college preparatory middle school for low-income children, is important to a business such as ours which values involvement in the communities we serve.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CORPORATE GOVERNANCE

Corporate Governance

Board Leadership Structure and Risk Oversight

Separate CEO and Chairman

TECO Energy currently operates under a leadership structure in which the positions of Chief Executive Officer and Chairman of the Board have been separated, such that each position is held by a different person. Mr. Hudson serves as our non-executive Chairman of the Board, and Mr. Ramil is our President and Chief Executive Officer.

Independent Presiding Director

In addition to Messrs. Hudson and Ramil, our Board has seven other directors, all of whom the Board has determined are independent directors under the listing standards of the New York Stock Exchange. The independent directors elect a presiding director who is responsible for establishing the agenda for, and scheduling of, executive sessions, and approving meeting agendas and information sent to the Board for regularly scheduled meetings. The presiding director is also available to discuss concerns of any Board member or senior executive and to supplement the direct lines of communication between the Chairman and the independent directors by serving as a liaison, as necessary. Our current presiding director is Mr. Rankin, who will serve in this capacity until our 2015 Annual Meeting of Shareholders; Mr. Ferman has been elected to serve as presiding director at that time.

Board Structure

As discussed above, we have four standing Board committees, three of which are composed entirely of independent directors, and all of which are chaired by an independent director. All Board members, through the presiding director and committee chairs, have input into the meeting agendas and the other important responsibilities discussed above. While we believe this structure is currently the most effective for our company, the Board has no mandatory policy with respect to the separation of the offices of Chairman and the Chief Executive Officer.

We believe that our Board leadership structure is effective for the company and provides for appropriate oversight of the company’s risk management by providing balanced leadership through the separated Chairman and CEO positions, and by having strong independent leaders on the Board who are fully engaged and provide significant input in Board deliberations and decisions. Below is additional information about our risk oversight procedures.

Risk Oversight

The Board of Directors, both as a whole and through its committees, is responsible for the oversight of the company’s risk management processes. At least annually, the Board reviews and discusses with management information regarding the company’s enterprise-wide risk assessment process. This review includes information on how the assessment was conducted, the most significant strategic, operational, financial, and compliance risks that were identified through the assessment, the potential exposures of those risks, and how they are being mitigated. The Board’s oversight of risk management is supplemented by the work of its Committees, which oversee risk management in each of their areas of responsibility. The Audit Committee assists the Board in overseeing the company’s policies and procedures for risk assessment and risk management by reviewing and discussing with management annually the company’s enterprise-wide risk assessment and risk management policies, focusing on the company’s major financial, accounting, and compliance risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews quarterly reports regarding compliance and legal matters and receives reports periodically on specific risk areas identified through the risk assessment. The Finance Committee considers risks with respect to the company’s capital structure generally and risks involved with specific financing activities or projects, the Compensation Committee reviews our executive compensation program to ensure it does not encourage excessive risk taking, and the Governance and Nominating Committee assists the Board with overseeing risks related to succession planning, environmental and other significant corporate responsibility issues and other corporate governance-related matters. The chair of each committee reports to the Board regarding its respective risk management oversight activities.

Director Resignation Policy

Under our bylaws, a majority vote of shareholders is required to elect each of the nominees named above, meaning the number of votes cast in favor of the nominee must exceed the number of votes cast against that nominee’s election.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CORPORATE GOVERNANCE

Under the director resignation policy adopted by the Board as part of our Corporate Governance Guidelines, the Board may only nominate for election or reelection as director a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure of such candidate to receive the required vote at the next annual meeting at which he or she is up for reelection, and (ii) Board acceptance of such resignation. In the event a director fails to receive the required vote, (i) our Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation and (ii) the Board would act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision regarding the resignation within 90 days from the date that the election results were certified. In the event of a contested director election (where there are more director nominees than positions to be filled on the Board), our bylaws provide that directors are to be elected by a plurality of the votes cast, instead of a majority.

Director Independence

The Board has determined that all of the directors except Messrs. Hudson and Ramil meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. The Board annually reviews business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors who the Board affirmatively determines have no material relationship with us that would impair their independent judgment are considered independent directors. After performing such a review, the Board determined that (i) Mss. Penn and Follit and Mr. Rockford have no relationships with us except as directors, and (ii) the only other relationships between the company and Messrs. Ferman, Lacher, Rankin and Whiting were charitable contributions by us in amounts below $100,000 to organizations of which these directors are board members. Since this type of relationship with us is not considered a material relationship under the categorical standards contained in our Corporate Governance Guidelines (described below), they were not considered by the Board as relationships that would affect their independence.

Our Corporate Governance Guidelines adopted by the Board define the following types of relationships as being categorically immaterial:

1.

If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or 1% of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

2.

If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

3.

If a director is an executive officer, director or trustee of a charitable organization and our discretionary annual charitable contributions to the organization do not exceed the greater of $1 million or 1% of that organization’s total annual charitable receipts.

Category 3 above recognizes the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a Board member is material or immaterial:

1.

A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.

A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner of our independent

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CORPORATE GOVERNANCE

or internal auditor, or is a current employee who personally works on our audit; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not and, therefore, whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of our directors, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is fair and reasonable to the company. The policy contains procedures that require the Audit Committee receive the following information regarding the transaction and consider the following factors before deciding whether to approve a proposed transaction:

¡	information regarding the parties involved in the transaction and their relationship to the company,

¡	a complete description of the material terms of the transaction, including economic and non-economic features,

¡	the direct and indirect interests present in the proposed transaction,

¡	the relationships present in the proposed transaction, and

¡	the conflicts or potential conflicts present in the proposed transaction.

After receiving such information and considering the above factors, the policy calls for the Audit Committee to determine, in its judgment, whether the transaction is fair and reasonable to the company, and whether or not such transaction should be approved on such basis. In the event the company enters into such a transaction without Audit Committee approval, the Audit Committee must promptly review its terms and may ratify the transaction if it determines it is fair and reasonable to the company and any failure to comply with the pre-approval policy was not due to fraud or deceit. In 2014 there were no related person transactions as defined above.

Committee Charters and Other Corporate Governance Documents

The charter of each Board Committee, the Corporate Governance Guidelines and the Code of Ethics and Business Conduct applicable to all directors, officers and employees are available in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601. Our Corporate Sustainability Report is also available on the Investor Relations page of our website.

Board Meetings and Attendance

The Board of Directors held nine meetings in 2014. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2014, all of the directors attended that meeting. In 2014, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the executive sessions is elected by the independent directors.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CORPORATE GOVERNANCE

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Board has determined that each member of the Audit, Compensation and Governance and Nominating Committees is independent under the listing standards of the New York Stock Exchange. The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Finance Committee	Governance and Nominating Committee
James L. Ferman, Jr.		M
Evelyn V. Follit	M			M
Sherrill W. Hudson			M
Joseph P. Lacher			M	M
Loretta A. Penn		M		M
John B. Ramil			M
Tom L. Rankin	M
William D. Rockford		M	M
Paul L. Whiting	M
# of 2014 Meetings	5	3	4	2

Committee Chair             Audit Committee Financial Expert             M Committee Member

These Committees operate under written charters adopted by the Board, copies of which can be found in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com.

Audit Committee

The primary responsibilities of the Audit Committee are to assist the Board of Directors in overseeing

¡	the integrity of our financial statements;

¡	the annual independent audit process;

¡	our systems of internal control over financial reporting and disclosure controls and procedures;

¡	the qualifications, independence and performance of our independent auditor;

¡	the performance of the internal audit department;

¡	our compliance with legal and regulatory requirements;

¡	our policies and procedures for risk assessment and risk management; and

¡	our ethics policy.

More information about the Audit Committee can be found under “Item 2 – Ratification of Appointment of Independent Auditor,” beginning on page 16.

Compensation Committee

The primary responsibilities of the Compensation Committee are to

¡	review and approve the goals and objectives relevant to CEO compensation;

¡	evaluate the CEO’s performance in light of those goals and objectives;

¡	determine and approve the CEO’s compensation level based on this evaluation;

¡	make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans;

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CORPORATE GOVERNANCE

¡	review and discuss the Compensation Discussion and Analysis in the company’s proxy statement with management;

¡	administer and make awards to officers and key employees under the company’s equity incentive plan; and

¡	make recommendations on any proposed executive employment, severance or change-in-control agreements.

More information about the Compensation Committee can be found under “CD&A – Role of the Compensation Committee” beginning on page 25.

Finance Committee

The primary responsibilities of the Finance Committee are to

¡	assist the Board in formulating our financial policies and evaluating our significant investments and other financial commitments;

¡

review and make recommendations to the Board with respect to strategic financial policies of the company, including those relating to debt ratings, debt/equity ratios, dividends, debt and equity limits, securities issuances or repurchases, policies relating to the use of derivatives, and proposed acquisitions, divestitures or investments by the company or its subsidiaries that require Board approval; and

¡	approve certain transactions on behalf of the Board, as authorized pursuant to its charter.

Governance and Nominating Committee

The primary responsibilities of the Governance and Nominating Committee are to

¡	assist the Board with respect to corporate governance matters, including the composition and functioning of the Board.

¡	identify individuals qualified to become members of the Board;

¡	recommend to the Board when new members should be added to the Board;

¡	recommend to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders;

¡	review and make recommendations with respect to Board and Committee leadership and structure;

¡	periodically develop and recommend to the Board updates to the Corporate Governance Guidelines;

¡	oversee the annual evaluation of the Board and its committees;

¡	assist the Board in planning for succession to the position of Chief Executive Officer, as well as other senior management positions;

¡	recommend to the Board the policy for Board compensation;

¡	review environmental issues and other significant corporate responsibility issues for the Board (including with respect to political contributions); and

¡

generally advise the Board on governance matters and practices, including with respect to the structure and conduct of board meetings, and shareholder proposals and amendments to organizational documents that relate to governance or corporate responsibility issues.

More information about the Governance and Nominating Committee can be found under “Director Criteria, Qualifications and Experience” on page 3.

Communications with the Board and Shareholder Recommendations for Director Nominees

Shareholders and other interested parties may communicate with the Board or individual directors by following the procedures described in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com.

Shareholder recommendations for nominees for membership on the Board are given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CORPORATE GOVERNANCE

Compensation of Directors

Below is information regarding the director compensation program in effect during 2014:

Annual Cash Retainer	$65,000
Annual Equity Grant	$80,000 in restricted stock that vests after one year
Board and Committee Meeting Attendance Fees	None for up to five board and five committee meetings attended $1,500 for each meeting attended over that number
Annual Chair Retainers	$10,000 for the Audit Committee Chair $7,500 for each other committee chair
Annual Chairman of the Board Retainer	$150,000
Stock Ownership Guidelines

Until directors own common stock equal in value to five times their annual retainer, they must retain a minimum of 50% of the shares acquired upon vesting of restricted stock awards or exercise of stock options

Director Matching Contributions Program

Contributions by non-management directors to eligible non-profit organizations are matched dollar-for-dollar by the company, in an amount not to exceed $10,000 per calendar year for each such director. Matching contributions made under this program are reported in the “All Other Compensation” column of the Director Compensation table below

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either 1% above the prime rate or a rate equal to the total return on our common stock. We pay for or reimburse directors for their meeting-related expenses and expenses associated with their duties as our directors, such as attending educational conferences.

The Compensation Committee reviewed share ownership as of December 31, 2014 and determined that all non-management directors were in compliance with the stock ownership guideline described above. Directors are included in the company’s policy that prohibits engaging in hedging and pledging transactions with respect to our stock.

The purpose of our director compensation program is to allow us to continue to attract and retain qualified Board members, tie a portion of their compensation to our long-term success, and recognize the significant commitment required of our directors. The director compensation program is based on the Compensation Committee’s recommendations to the Board after reviewing information provided by its compensation consultant that compares the total compensation provided to our directors to total director compensation provided by the same peer group of companies used for executive compensation analysis, listed on page 26.

The following table gives information regarding the compensation we provided to the non-management directors in 2014.

Director Compensation for the 2014 Fiscal Year

Name	Fees Earned or Paid in Cash ($)[1]		Stock Awards ($)[2]	Option Awards ($)[3]	All Other Compensation ($)[4]	Total ($)
Sherrill W. Hudson (Chairman)	218,000		80,001	0	10,000	308,001
James L. Ferman, Jr.	74,000		80,001	0	10,000	164,001
Evelyn V. Follit	72,500		80,001	0	1,000	153,251
Joseph P. Lacher	88,500	[5]	80,001	0	0	168,501
Loretta A. Penn	69,500		80,001	0	0	149,501
Tom L. Rankin	83,000		80,001	0	10,000	173,001
William D. Rockford	72,500		80,001	0	5,000	157,501
Paul L. Whiting	81,500		80,001	0	10,000	171,501

(1)	Includes amounts that may be deferred or paid in stock, at the election of the director.

(2)

This column includes the aggregate grant date fair value for the stock awards made to the directors in 2014, computed in accordance with FASB ASC Topic 718. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the assumptions made in valuations of stock awards. On April 30, 2014, each director who was continuing service after that date received 4,386 shares of

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CORPORATE GOVERNANCE

restricted stock, which vest on April 30, 2015. As of December 31, 2014, each director had 4,386 shares of restricted stock outstanding, except Mr. Hudson who had 31,963 shares of restricted stock outstanding. Holders of time-vested restricted stock receive the same dividends as holders of other shares of our common stock.

(3)

As of December 31, 2014, Messrs. Ferman and Rankin each had option awards outstanding as to 2,500 shares, Ms. Penn had option awards outstanding as to 10,000 shares, Mr. Hudson had option awards outstanding as to 248,250 shares, and the remaining directors had no option awards outstanding. Stock options have not been issued to non-management directors since 2005.

(4)	All amounts listed under All Other Compensation are for matching contributions made under the Director Matching Contributions Program described above.

(5)	Includes $44,250 paid in the form of shares of common stock at Mr. Lacher’s election (2,398 shares).

Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of January 30, 2015 by our directors and nominees, the named executive officers, and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at January 30, 2015; the percentage beneficially owned by all directors and executive officers as a group as of that date was 1.4%.

Name	Shares[1]		Name	Shares[1]
James L. Ferman, Jr.	84,550	[2]	Paul L. Whiting	126,333	[7]
Evelyn V. Follit	11,136		Gordon L. Gillette	275,554	[4]
Sherrill W. Hudson	629,544		Sandra W. Callahan	178,319	[4,8]
Joseph P. Lacher	55,100	[3]	Charles A. Attal III	142,906	[4]
Loretta A. Penn	36,386		Phil L. Barringer	123,442	[4]
John B. Ramil	752,471	[4,5]	Deirdre A. Brown	3,885	[4]
Tom L. Rankin	732,692	[6]	All directors and executive	3,286,332	[4,9]
William D. Rockford	43,299		officers as a group (15 persons)

(1)

The amounts listed include the following shares that are subject to options granted under our stock option plans (all of which are currently exercisable): Ms. Penn, 10,000 shares; Messrs. Ferman and Rankin, 2,500 shares each; Mr. Hudson, 248,250 shares; Mr. Ramil, 72,450 shares; Ms. Callahan, 6,383 shares; Mr. Attal, 8,900 shares, Mr. Barringer, 6,650 shares; and all directors and executive officers as a group, 380,083 shares. The amounts listed also include unvested restricted stock with respect to both directors and executive officers, and with respect to executive officers, unvested performance shares. Unvested restricted stock and performance shares cannot be transferred and are subject to forfeiture.

(2)	Includes 69,929 shares owned jointly by Mr. Ferman and his wife. Also includes 2,715 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.

(3)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.

(4)

Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 11,009 shares; Mr. Gillette, 14,331 shares; Ms. Callahan, 8,632 shares; Mr. Attal, 884 shares; Mr. Barringer, 7,810 shares; Ms. Brown, 3,885 shares and all directors and executive officers as a group, 46,583 shares.

(5)	Includes 176,849 shares owned jointly by Mr. Ramil and his wife; also Includes 4,791 shares owned by Mr. Ramil’s son, as to which shares he disclaims any beneficial interest.

(6)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.

(7)

Includes 40,088 shares owned jointly by Mr. Whiting and other family members; also includes 5,652 shares owned by Mr. Whiting’s wife, and 2,500 shares held in a trust of which Mr. Whiting’s wife is trustee, as to which shares he disclaims any beneficial interest.

(8)	Includes 1,003 owned jointly by Ms. Callahan and her husband.

(9)	Includes a total of 287,869 shares owned jointly. Also includes a total of 27,638 shares owned by family members, as to which beneficial interest is disclaimed.

SHARE OWNERSHIP (CONTINUED)

Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owners of more than 5% of our outstanding common stock as of December 31, 2014.

Name and Address	Shares		Percent of Class
BlackRock, Inc.	18,607,746	[1]	7.9%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.	18,103,061	[2]	7.7%
100 Vanguard Blvd., Malvern, PA 19355
Epoch Investment Partners, Inc. (“Epoch”)	12,662,748	[3]	5.4%
399 Park Avenue, New York, NY 10022
TD Asset Management Inc. (“TDAM”)
Canada Trust Tower, BCE Place 161 Bay Street, 35th Floor, Toronto, Ontario, M5J2T2

(1)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2015, which reported that BlackRock, Inc. had sole investment power over these shares and sole voting power over 16,882,134 of these shares.

(2)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015, which reported that the Vanguard Group, Inc. has sole voting and investment power over 348,769 and 17,790,392 of such shares, respectively, and shared investment power over 312,669 of such shares, and that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), are the beneficial owners of 312,669 and 36,100 of such shares, respectively, as a result of VFTC serving as investment manager of collective trust accounts and VIA serving as investment manager of Australian investment offerings.

(3)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015 which reported that TDAM had sole voting and investment power over 512,689 of these shares and Epoch had sole voting and investment power over 12,150,059 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance: Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us. Based solely on a review of the copies of reports furnished to us with respect to 2014 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements.

Item 2 – Ratification of Appointment of Independent Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2015 (referred to throughout this proxy statement as the “independent auditor”). Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year, if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2015 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2015.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2014	2013
Audit fees	$2,683,060	$1,528,000
Audit-related fees	187,182	559,762
Tax fees
Tax compliance fees	0	0
Tax planning fees	47,762	11,865
All other fees	1,055,785	1,800

Total	$3,973,789	$2,101,427

Audit fees consist of fees for professional services performed for (i) the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, (ii) the related reviews of the financial statements included in our 10-Q filings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements and (iv) subsidiary stand-alone financial statements.

Audit-related fees consist of fees for professional services that are reasonably related to the performance of the audit or review of our financial statements, such as due diligence services pertaining to potential and completed business acquisitions/dispositions and required activities related to debt and equity offerings.

Tax fees consist of tax compliance fees for tax return review and income tax provision review, and tax planning fees, including tax audit advice.

All other fees consist of fees for other work performed by PricewaterhouseCoopers LLP, including fees for assessments and recommendations related to specific transactions, regulatory accounting advice and other miscellaneous services.

In the first half of 2013, we engaged Booz & Co., a consulting firm, to provide us with integration services in connection with our then-pending acquisition of New Mexico Gas Company. In October 2013, PricewaterhouseCoopers LLP entered into an agreement to acquire Booz & Co., which acquisition was completed in early 2014. The integration services provided by Booz & Co. (subsequently renamed Strategy&) after that closing totaled $1,053,985 and were pre-approved by the Audit Committee under the policy described below prior to the performance of the services. These fees are included in the “All other fees” disclosed for 2014. In engaging PricewaterhouseCoopers LLP as the company’s independent auditor for 2014, the Audit Committee considered appropriate factors with respect to such services, including

ITEM 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (CONTINUED)

the size of the expected fees for such non-audit services (which did not exceed the sum of the 2014 audit fees, audit-related fees and tax fees payable to PricewaterhouseCoopers LLP), the nature of the services to be provided, the nature of the pre-existing relationship with Booz & Co., and the required communications regarding independence of PricewaterhouseCoopers LLP to the Audit Committee.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

Audit Committee Report

Each of the four members of the Audit Committee is independent under as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the qualifications, independence and performance of our independent auditor, (e) the performance of the internal audit department, (f) our compliance with legal and regulatory requirements, (g) our policies and procedures for risk assessment and risk management and (h) our ethics policy.

In the course of its oversight of our financial reporting process, the Committee has:

1.

Reviewed and discussed with management our audited financial statements and the company’s internal controls over financial reporting, including Management’s Discussion and Analysis, for the year ended December 31, 2014;

2.	Discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Auditing Standard No. 16; and

3.

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP its independence, and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Joseph P. Lacher (Chairman)

Evelyn V. Follit

Tom L. Rankin

Paul L. Whiting

Item 3 – Advisory Approval of the Company’s Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. We hold this vote annually, and are therefore asking our shareholders at this meeting to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s rules.

Our executive compensation program is designed to enhance shareholder value by (a) providing incentives to management to create value consistent with the company’s business strategy and (b) linking the interests of our executives to the long-term interests of our shareholders. We align pay with performance through a variety of mechanisms, including annual incentives based on corporate financial goals and performance shares which until 2015 were earned based on total shareholder return relative to peer companies over a three-year period, and are now earned based primarily on earnings per share growth as discussed below. We have instituted strong corporate governance provisions as part of our executive compensation program, such as a rigorous claw-back policy designed to recoup incentive payments to any officer that were based on financial statements that are restated for any reason, a double-trigger requirement for acceleration of equity award vesting (meaning that equity awards do not vest upon a change-in-control unless the officer is also terminated without cause or terminates employment with good reason), stock ownership guidelines, and a prohibition on hedging and pledging company stock.

At the 2014 annual meeting, our shareholders were asked to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2014 annual meeting, and our shareholders approved the proposal, with over 75% of the votes cast in favor. We engaged with our shareholders before and after that vote to get feedback on our executive compensation program, to further explain the design of our program, and answer questions. Through these engagement efforts, we heard that there was some shareholder concern about using relative total shareholder return as the sole performance measure under our long-term incentive program. Based on this feedback and in keeping with the Committee’s commitment to continually evaluate and update the program as appropriate, the performance share grants were changed beginning in 2015 and are now primarily based on achievement of earnings growth over the next three years, with the ability to earn more shares if total shareholder return is in the top quartile of our industry. This new performance measure is in complete alignment with our strategic goals and long-term objectives. While the Committee took into account investor feedback in making this change to the long-term incentive program, it also determined (based on this feedback) that the overall compensation program and structure remain sound.

Please review the Compensation Discussion and Analysis beginning on page 19 and the accompanying tabular and other disclosures on executive compensation beginning on page 35 prior to casting your vote. A vote “For” this proposal is an advisory vote approving the compensation of TECO Energy, Inc.’s named executive officers, including its compensation practices and principles and their implementation, as discussed and disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.

While this vote is not binding on the company, the Board and the Compensation Committee will take into consideration the outcome of this vote in determining future compensation arrangements.

The Board of Directors recommends a vote FOR the above proposal.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis set forth below with management and, based on this review and discussion, has recommended to the Board that it be included in this proxy statement.

By the Compensation Committee:

Paul L. Whiting (Chairman) James L. Ferman, Jr.	Loretta A. Penn William D. Rockford

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (or “CD&A”) explains how we use different elements of compensation to achieve the goals of our executive compensation program and how we determine the amounts of each component to pay. Our executive compensation program is designed to tie a significant portion of executive pay directly to company performance. We believe that this important link between the interests of our executives and the short-, medium-, and long-term interests of our shareholders helps to build sustainable value for shareholders.

The term “named executive officers” as used throughout this CD&A refers to the following executive officers who are currently employed with the company and are named in the Summary Compensation Table on page 35:

¡	John B. Ramil, President and Chief Executive Officer

¡	Gordon L. Gillette, President, Tampa Electric Company

¡	Sandra W. Callahan, Senior Vice President – Finance and Accounting and Chief Financial Officer

¡	Charles A. Attal III, Senior Vice President – General Counsel and Chief Legal Officer and Chief Ethics and Compliance Officer

¡	Phil L. Barringer, Senior Vice President – Corporate Services and Chief Human Resources Officer

The term “named executive officers” also refers to the following former executive officers, who are no longer employed by the company:

¡	Deirdre A. Brown, Formerly Senior Vice President – Corporate Strategy and Chief Integration Officer

¡	Annette Gardiner, Formerly President of New Mexico Gas Company, Inc.

The Compensation Committee of the Board (the “Committee”) makes decisions with respect to CEO compensation and equity-based incentives, after consultation with the Board. The Board makes all decisions with respect to the compensation of our other named executive officers after considering the recommendations of the Compensation Committee. Therefore, in all cases where we refer to the Committee’s actions (except with respect to CEO compensation or equity-based incentives), such actions are carried out through Board approval, upon the recommendation of the Committee.

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

Executive Compensation Section Page Reference Guide

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

EXECUTIVE SUMMARY

Executive Summary

2014 Executive Compensation Highlights

¡	Pay is targeted at the market median with a greater emphasis on stock and performance-based pay than peers

¡	Our CEO’s total pay was positioned at the market median, consistent with our compensation philosophy

¡

His cash compensation (salary and target annual incentive award) were set below the median of our peer companies, and his pay package is more heavily weighted towards long-term incentive awards, as shown in the left graph below

¡	This compensation design means a higher percentage of our CEO’s total compensation is at risk depending on company performance, as shown in the right graph below

¡	Seventy percent of the 2014 long-term incentive component consisted of performance shares dependent on relative total shareholder return

¡	The performance shares granted three years earlier that were due for vesting in 2014 were completely forfeited because of our relative total shareholder return compared to our peers

*

Market Median compensation is determined using the data provided by the Compensation Committee’s independent compensation consultant, as described under “Pay Peer Group” and “Compensation Review Process” on page 26.

¡	The income goal set for the 2014 annual incentive program was 12% higher than 2013 results

**

The tables entitled “Reconciliation of GAAP net income from continuing operations to non-GAAP results” included in our Annual Reports on Form 10-K for the years ended December 31, 2013 and 2014 show how non-GAAP results are reconciled to GAAP net income.

¡	Our executive compensation program incentivizes our leaders to increase shareholder value as evidenced by the following achievements and their relationship to our compensation program

(See “2014 Business Highlights” on page 2 for more details on our 2014 business achievements described below)

¡	We delivered total shareholder return (TSR) of 24.9% in 2014

¡

Our TSR in 2014 outperformed the S&P 500, but since it was below the industry, a majority of our outstanding performance shares stand to be forfeited (however, as described below, recently we have been outperforming the utility industry)

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

EXECUTIVE SUMMARY

¡	A new internal measure for the performance shares was added in 2015, which provides incentive for continued earnings growth

¡	We engage with shareholders and take into consideration their input to our executive compensation program, and seek to incorporate compensation practices they value

¡

In early 2015, we implemented an internal measure of performance for our performance shares based on robust earnings growth which aligns with our long-term strategy and focuses on a measure that is important to our company and industry, while retaining an element of relative total shareholder return, thereby providing executives with an incentive to grow earnings and to outperform peers

¡

Over the past several years, we made changes to our program that shareholders were asking for, such as strengthening our stock retention guidelines and adopting policies prohibiting pledging and hedging and providing for clawbacks

¡	Our program has for many years incorporated important risk mitigating features and practices that shareholders value

Practices we employ	Practices we do not employ

✓ We have Stock Ownership Guidelines of five times base salary for the CEO and three times base salary for other executive officers, and five times annual retainer for directors	☒ We do not pay dividends on unvested performance shares, unless and until such shares vest

✓      Our Claw-Back Policy applies to all officers in the event of any financial restatement if a lower payment would have been made to the officer under the annual incentive plan based upon the restated financial results, regardless of the cause of the restatement (whether or not due to fraud or the fault of the officer)

☒ We do not have employment agreements with our officers ☒ We do not provide extra pension service credits to executives

✓ Our Hedging Policy prohibits officers and directors from entering into hedging transactions with respect to our stock ✓ Our Pledging Policy prohibits officers and directors from pledging our stock	☒ We do not provide tax gross-ups on any benefits or perquisites, and our Compensation Committee determined not to provide excise tax gross-ups in any new change-in-control agreements

✓      All restricted stock awards have “double-trigger” vesting, meaning that in the event of a change-in-control, vesting of shares is accelerated only if the grantee is also terminated without cause or terminates employment with good reason

☒ We do not provide significant perquisites; in 2014, perquisites or personal benefits (payments not available to all employees) were less than $10,000 for each continuing named executive officer

✓ The Compensation Committee has an independent compensation consultant, Steven Hall & Partners (“SH&P”), who performs no other services for the company

Pay for Performance Alignment

Our executive compensation program ties a significant portion of executive pay directly to company performance in order to link the interests of our executives to the long-term interests of our shareholders.

¡

Over 80% of our CEO’s compensation and, on average, approximately two-thirds of the other named executive officers’ compensation, is at risk and varies depending on corporate and individual performance

¡

70% of long-term incentive awards are performance shares (pre-2015 grants are tied to relative total shareholder return (“TSR”), and 2015 grants are tied primarily to earnings growth (with the ability to earn more shares if TSR is in the top quartile of the industry))

¡

80% of annual incentive plan awards are based on the achievement of challenging corporate financial goals and 20% are based on achievement of individual goals designed to help the company achieve its overall business plan goals

¡	No annual incentive awards are paid unless a threshold level of income is achieved

¡	Incentive plans are designed to avoid encouraging excessive risk-taking

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

EXECUTIVE SUMMARY

We set well-defined, challenging goals for the annual incentive program and performance-based long-term incentives.

¡	Annual incentive goals are consistent with the earnings guidance we give to investors, which provides incentives to management to create value consistent with the company’s business strategy

¡	The 2014 long-term incentive grants are tied to total shareholder return relative to other companies in the industry, thereby linking executives’ interests with the long-term interests of shareholders

¡	The 2015 long-term incentive grants include a new performance measure tied to achievement of earnings growth targeted at 5% per year (while retaining a component based on relative TSR)

¡	The income goal set for the 2015 annual incentive plan is over 5% higher than 2014 results

We continually evaluate and update the executive compensation program to ensure that it meets the objectives to attract, retain and motivate highly qualified executives.

Consideration of Last Year’s “Say on Pay” Vote

At the 2014 annual meeting, shareholders were asked to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2014 annual meeting, and our shareholders approved the proposal, with over 75% of the votes cast in favor.

Although a majority of the votes cast were in favor of the executive compensation program, the Committee nevertheless reviewed the vote results and the feedback received from shareholder engagement efforts, and made modifications to the long-term incentive program to add a new performance measure tied to robust, long-term earnings growth, while maintaining an incentive to outperform peers on a total return basis.

With the change made to the performance measure in the long-term incentive program described above, as well as changes made in recent years, such as adopting strong policies on pledging, hedging and clawbacks, the Committee is honoring its commitment to continually evaluate and update the program to ensure it continues to attract, retain and motivate highly qualified executives.

Philosophy and Objectives of our Executive Compensation Program

We provide competitive compensation to attract and retain the talent needed to successfully manage and build our businesses. Total compensation is targeted at the 50th percentile of companies of similar size in our industry, which provides fair compensation for the executives that is cost-effective for the company.

Payouts under the annual incentive award plan are based on both financial goals and individual qualitative goals based on the company’s business plan objectives for that year. Payouts under the performance share awards are based on relative performance goals (and beginning in 2015, are also based on earnings per share growth). Payouts under both the 2014 short and long-term incentive programs are capped at 150% of the target amount. This mix of goals ensures that multiple aspects of business success are considered in determining compensation.

2014 Stock Price Performance

Following many years of successful recovery from merchant power investments in the early 2000s, we have continued to execute our strategy to exit non-core operations and focus on regulated utility businesses. We furthered that strategy in 2014 by executing an agreement to sell the coal company, our last non-utility business. As a result, that business was placed into discontinued operations. The strategy was also furthered by the acquisition of New Mexico Gas Company, Inc. (“NMGC”) in 2014, an addition to our regulated utility portfolio, for which we obtained debt and equity financing under very favorable financial terms.

Despite our strong operational and financial performance in 2014, we believe our stock price was impacted in 2014 by the significant decline in the coal mining industry, which is not a relevant factor for most of our utility industry peers.

¡	As illustrated by the graph below, we had very strong stock price performance in 2014, a year in which the coal index was down over 33%

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

EXECUTIVE SUMMARY

¡	While our stock underperformed the utility index for the full year, we outperformed this index

¡	for the second half of 2014 (during which time the agreement to sell TECO Coal was executed and the NMGC acquisition was approved by regulators and closed) and

¡	thus far in 2015 (the first two months)

Realized Pay

Because our compensation program is designed to align the interests of our executives with those of our shareholders, the amounts actually received by our executives are significantly impacted by the actual results achieved. For example, the grants of performance shares that were scheduled for vesting in 2013 and 2014, which were based on relative total shareholder return compared to industry peers, were each completely forfeited.

The table below compares 2014 compensation paid to John B. Ramil as reported in the Summary Compensation Table to the value of the pay realized by Mr. Ramil in 2014. The primary difference between our CEO’s realized pay amount and amounts reported in the Summary Compensation Table is the accounting value attributed to his long-term incentive grants, which represent compensation that may be realized by him in future years, versus the value of the long-term incentive awards that vested in 2014 (which, as described above, were forfeited in the case of the performance shares).

2014 CEO Realized Pay was 42% lower than Summary Compensation Table Pay

(1)	Summary Compensation Table pay includes base salary, annual incentive award paid for 2014, and the grant date fair value of long-term equity incentive compensation granted in 2014.

(2)	Realized pay includes base salary, annual incentive award paid for 2014, and the value of long-term equity incentive compensation that vested in 2014.

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee carries out its responsibilities by (a) evaluating the executive officers’ performance annually, (b) reviewing peer group compensation as compared to the compensation of the company’s executive officers and tally sheet information showing the total compensation for each executive officer, (c) reviewing and discussing information regarding the company’s strategic plans and (d) then recommending (or approving, in the case of the CEO) salaries and annual incentive goals and target incentive awards based on the Committee’s review and evaluation of this information. The Committee also reviews the company’s performance and the level of achievement of the annual incentive goals, and it recommends (or approves, in the case of the CEO) the level of payment for the annual incentive awards based on this review of company and individual performance. The Committee also reviews information with respect to equity incentive awards, such as market data, and makes such awards (or recommends such awards, with respect to non-employee directors). The Committee also meets to consider other compensation-related issues, such as the design of the equity incentive plan and awards made under that plan and the director compensation program. The Committee also considers external developments related to executive compensation, such as best practices from an investor or external stakeholder perspective, and developments based on new or pending laws or regulations. In fulfilling these responsibilities, the Committee receives input from its independent compensation consultant, Steven Hall & Partners (“SH&P”).

Role of Management

Management (primarily the CEO and Chief Human Resources Officer) provides the Compensation Committee with information, ideas and input regarding compensation decisions, discusses this information and the recommendations of the Committee’s compensation consultant in detail with the Committee, and answers questions. To carry out this role, with the Committee Chairman’s consent, management may interface directly with the Committee’s executive compensation consultant to give its input on the design of compensation programs and policies, and the development of compensation recommendations. Information regarding the Committee’s consultant and the Committee’s authority to engage advisors is described under “Role of the Compensation Consultant” in the Compensation, Discussion & Analysis section of this proxy statement.

The Committee’s charter allows the Committee to form and delegate authority to subcommittees, and the equity incentive plan allows the Committee to delegate to one or more executive officers of the company the power to make small equity incentive awards to employees (other than executive officers). The Committee has delegated authority to management to make small restricted stock grants to non-executive officers and key employees and to allow previously granted options to be exercised for their full term and time-vested restricted stock to vest following the termination of employment by certain employees. Management provides a report to the Committee when it exercises this delegated authority.

Role of the Compensation Consultant

Pursuant to the Committee’s charter, it has authority and necessary funding to retain and terminate any compensation consultant, outside legal counsel or other advisor as the Committee may deem appropriate in its sole discretion, after considering all factors relevant to the advisor’s independence, including the factors specified by applicable New York Stock Exchange listing standards. The Compensation Committee has sole authority and is directly responsible for approving the advisor’s fees and other retention terms and for overseeing the work of the advisor.

The Committee used SH&P as its independent compensation consultant for 2014. SH&P did not provide any other services to the company in 2014 other than its services as the Committee’s independent compensation consultant, and SH&P did not receive any fees or compensation from the company other than the customary fees it received as the Committee’s independent compensation consultant. The Committee conducted an assessment of SH&P’s independence in accordance with New York Stock Exchange listing standards and confirmed that SH&P’s work for the Committee did not raise any conflicts of interest.

SH&P provides research, data analyses, survey information and design expertise to assist the Committee in developing compensation programs for executives and directors. In addition, SH&P provides the Committee with information regarding regulatory developments and market trends related to executive compensation and governance practices. A representative of SH&P generally attends meetings of the Compensation Committee, is available to participate in executive sessions and communicates directly with the Compensation Committee and its Chairman.

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

Maintaining a High Proportion of Performance-Based Pay

Compensation decisions are made to keep a significant portion of each named executive officer’s direct compensation variable and earned based upon performance. The table below shows, for the continuing named executive officers, the proportion of compensation tied to company performance relative to other elements of direct compensation in 2014, based on target values of each element.

	John B. Ramil	Gordon L. Gillette	Sandra W. Callahan	Charles A. Attal	Phil L. Barringer
Base Salary	20%	35%	34%	35%	38%
Annual Incentive Award (at target)	20%	24%	24%	21%	21%
Time-Vested Restricted Stock (grant date value)	21%	14%	14%	19%	14%
Performance Shares (grant date value)	39%	27%	28%	25%	27%

Pay Peer Group

The Compensation Committee reviews market data provided by its independent compensation consultant to help establish executive compensation levels, in order to provide compensation packages competitive with those of our peers. This market data includes compensation data and pay practices from both the company’s peer group identified below and broader compensation survey data. For 2014, the market data that the Compensation Committee reviewed included publicly disclosed compensation data from the following peer group (the “Pay Peer Group”), which was comprised of publicly-traded electric or electric and gas utility companies with revenues ranging between approximately one-half and two-times the company’s revenues:

Alliant Energy Corp.	Hawaiian Electric Industries Inc.	OGE Energy Corp.	SCANA Corp.
Avista Corporation	Integrys Energy Group, Inc.	Pepco Holdings, Inc.	Westar Energy, Inc.
CMS Energy Corp.	NiSource Inc.	Pinnacle West Capital Corp.	Wisconsin Energy Corp.
Great Plains Energy Inc.	NV Energy Inc.	Portland General Electric Co.

Compensation Review Process

After reviewing market data from its independent compensation consultant and other information described below, management developed 2014 target total compensation recommendations for each named executive officer (other than for the CEO, for whom management did not provide a recommendation), which were then submitted to the Committee for consideration. These recommendations were based on a review and assessment of the following:

¡	Proxy data from the companies in our Pay Peer Group

¡	Survey data

¡	Factors previously identified by the Committee, such as individual performance, time in position, scope of responsibility and experience

Total compensation for each named executive officer is generally targeted at the median of the market data for similar positions, while also taking into consideration the factors noted above. How market data is used in determining levels of compensation is discussed in more detail with respect to each element of compensation below.

The Compensation Committee annually reviews a tally sheet for each named executive officer, which shows each element of compensation discussed above, the total compensation paid to each executive officer for the past three years, and percentage changes year over year with respect to each element. These tally sheets also show the value of each executive officer’s total equity holdings, for both vested and unvested or restricted holdings, and the amounts that would be payable to each executive officer in the event of voluntary termination, termination for cause, termination without cause, and termination in connection with a change in control of the company. This information provides the Committee with a clear picture of (i) how its decisions with respect to one element of compensation affect the total compensation package, (ii) how current compensation relates to compensation in previous years, and (iii) the total amount executive officers would receive, including the value of equity awards, under various termination scenarios. The Committee also reviews the total value of each executive officer’s proposed salary, target bonus and grant date value of equity awards for the year compared to the median total compensation of individuals in similar positions as described above. Reviewing this information allows the Committee to make an overall assessment of the reasonableness of the total compensation that the company is providing to its executive officers.

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

As part of this review, the Committee also considers internal pay equity, both in terms of the total compensation of each executive officer as compared to the CEO, and within the officer group as compared to each other, considering individual responsibilities and experience levels. The Committee believes the executive compensation program should be internally consistent and equitable in order for it to achieve the objectives outlined in this CD&A.

Compensation Program Risk Assessment

The Compensation Committee annually reviews the structure of the company’s compensation program in light of the key business risks as identified by the company’s enterprise-wide risk assessment conducted annually by management and reviewed with the Board. In its annual review, the Committee considered how the elements of the compensation program encourage or discourage certain risk-taking behaviors. Based on the Committee’s review of the compensation program in the context of the company’s risk assessment, the Compensation Committee determined that the compensation program provides appropriate incentives and does not encourage executives to take excessive business risks.

Components of the 2014 Executive Compensation Program

The table below summarizes the elements of our executive compensation program, which are described in more detail in the following sections.

Base Salary	Fixed amount of cash compensation.

Annual Incentive Awards	Annual cash incentive based on the achievement of quantitative corporate financial goals (80%) and qualitative individual business plan goals (20%).

Long-Term Incentive Awards

Restricted stock: 70% performance shares; 30% time-vested shares.

Three year vesting period – shares are forfeited upon voluntary departure from the company or termination with cause within this period.

¡ Performance-Based Restricted Stock (or “performance shares”)

Vests after three years based on total shareholder return compared to other companies in our industry. Awards granted in 2014 will be forfeited if our performance is in the bottom quartile of our peers.

¡ Time-Vested Restricted Stock	Vests after three years if still employed at the company.

Pension Plan	Tax-qualified defined benefit pension plan available to all of our employees.

Supplemental Retirement Plan	Provides retirement benefits not available under the tax-qualified plan.

Change-in-Control Agreements	Provides severance payments if there is a change in control and executive is terminated without cause or terminates employment with good reason (“double-trigger”).

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

COMPONENTS OF THE 2014 EXECUTIVE COMPENSATION PROGRAM

Base Salary

Summary

The Compensation Committee considers potential adjustments to each named executive officer’s base salary on an annual basis, taking into account written evaluations of each named executive officer’s individual performance and responsibilities and the market data described above. The Committee believes that reviewing salary levels, market data and performance evaluations allows it to consider appropriate variables, such as individual officer’s responsibilities and experience levels, and to tailor salaries accordingly, while remaining competitive with the marketplace.

2014 Changes

In early 2014, the Committee reviewed this information and took into consideration the relevant market data, the company’s financial results from 2013 and forecast for 2014, and the individual considerations described above. The following table shows salary decisions for 2014 compared to 2013 for the continuing named executive officers:

Name	2013 Salary ($)	2014 Salary ($)
John B. Ramil	765,000	785,000
Gordon L. Gillette	535,000	546,000
Sandra W. Callahan	460,000	475,000
Charles A. Attal III	366,000	380,000
Phil L. Barringer	320,000	332,000

Annual Incentive Awards

The annual incentive awards paid for 2014 were based on a target award percentage and the level of achievement of the performance goals established for each named executive officer at the beginning of 2014, as described below.

2014 Target Award Levels

At the beginning of the year, the Compensation Committee set a target award (determined as a percentage of base salary) for the CEO and recommended a target award for each of the other named executive officers. The Committee established the target awards by reviewing the market data described under “Compensation Review Process” above, and based on the median total compensation for each position, selecting a target award that was designed to provide a competitive total cash opportunity consistent with the total target compensation amount determined for each executive officer. In setting the target award, the Compensation Committee also considered the portion of compensation “at risk” and whether this portion was reflective of the level of that officer’s accountability for contributing to financial results and the degree of influence that officer would have over results and our success compared to other companies in our industry. The annual incentive target award percentages and amounts for the continuing named executive officers are shown below.

Name	2014 Annual Incentive Target Award (% of Salary)	2014 Annual Incentive Target Award Amount
John B. Ramil	100%	$785,000
Gordon L. Gillette	70%	$382,200
Sandra W. Callahan	70%	$332,500
Charles A. Attal III	60%	$228,000
Phil L. Barringer	55%	$182,600

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

COMPONENTS OF THE 2014 EXECUTIVE COMPENSATION PROGRAM

2014 Performance Metrics, Targets and Results

Financial Goals

Our annual incentive plan provides for financial and/or operational effectiveness goals to be set each year for the plan participants. The Board set threshold, target and maximum goals for the income goals and capital expenditure goals as shown in the table below. The target goals were based on the relevant income and capital expenditure targets contained in the company’s 2014 business plan, and were consistent with the earnings guidance given for the year. Threshold performance represents the minimum performance that warrants incentive recognition for that particular goal (paid at 50% of the target award level), and maximum performance represents extraordinary performance measured against target (capped at 150% of the target award level for financial goals). These goals are designed to recognize exceptional performance for the year at above the 100% level, while only providing a payout when performance meets or exceeds the threshold.

TECO Energy officers’ goals were based on achievement of TECO Energy financial performance targets, while Mr. Gillette’s goals were based primarily on the performance of the company’s Florida operations, over which he has direct responsibility, with a smaller percentage tied to overall TECO Energy performance.

Under the terms of the annual incentive plan, if TECO Energy’s threshold income goal is not achieved, then no incentive awards are paid to any officer, including the operating company officers. Additionally, in no event can any officer’s total payout exceed 150% of the target.

Below are definitions for each of the goals used for the 2014 Annual Incentive Plan:

¡	Income Goals: Income from continuing operations before charges and gains, calculated on the same basis as the results we refer to in communications with investors as our “non-GAAP results.”

¡

Capital Expenditure Goals: This goal focuses on each company’s net investment in operating assets for the year and its use of available capital in relation to the Board-approved capital investment plan for that year. It is calculated based on capital expenditures and disbursements for the year, less allowance for funds used during construction and proceeds from the sale of property and equipment.

¡

Individual Business Plan Goals: Individual goals for each officer designed to help the company achieve its overall business plan goals (each named executive officer’s individual goals are described on page 30).

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

COMPONENTS OF THE 2014 EXECUTIVE COMPENSATION PROGRAM

The 2014 annual incentive goals and financial goal results are shown below.

	Relative Weightings		2014 Financial Performance Goals (millions)
Performance Measure	TECO Energy Officer %	Tampa Electric Co. President %	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)
TECO Energy Income Goal	60%	15%	$204.8	$227.5	$245.2
TECO Energy Cap Ex Goal	20%	5%	($790.4)	($700.6) to ($736.4)	($646.7)
Florida Operations Income Goal	0%	45%	$233.8	$259.8	$273.3
Florida Operations Cap Ex Goal	0%	15%	($768.6)	($680.8) to ($716.6)	($628.8)
Individual Business Plan Goals	20%	20%	Goals described below; Level of achievement can range from 0% to 200%

2014 Financial Goal Results
Performance Measure	Target (millions)	2014 Results[1] (millions)	Achievement Percentage
TECO Energy Income Goal	$227.5	$227.7	100.6%
TECO Energy Cap Ex Goal	($700.6) to ($736.4)	(699.7)	100.8%
Florida Operations Income Goal	$259.8	$264.2	116.3%
Florida Operations Cap Ex Goal	($680.8) to ($716.6)	(679.4)	101.4%

(1)

The table entitled “2014 Reconciliation of GAAP net income from continuing operations to non-GAAP results” included in our Annual Report on Form 10-K for the year ended December 31, 2014 shows how the income goal results are reconciled to GAAP net income.

Individual Goals

Our annual incentive plan also provides for each executive officer to have individual qualitative goals that are designed to help the company achieve its overall business plan goals. At the beginning of the year, each executive officer worked with the person he or she reported to and identified such goals. These individual goals were then reviewed by and discussed with the CEO, and then presented to the Compensation Committee for review and recommendation to the Board for approval. The CEO’s individual goals were reviewed by and discussed with the Chairman of the Board and then presented to the Compensation Committee for review and approval. The level of achievement of the individual business plan goals is a qualitative determination made by the Compensation Committee after reviewing a performance evaluation of each executive officer with respect to each specific goal, which are first reviewed by the CEO and then presented to the Compensation Committee for its evaluation. The Committee recommends individual performance achievement percentages for Board approval for the named executive officers after this evaluation. Individual performance for the CEO is based on the Compensation Committee’s qualitative assessment of his performance, which it makes after reviewing the recommendation of the Chairman.

Individual business plan goals and achievement percentages for the respective continuing named executive officers are described below:

	2014 Individual Business Plan Goals	2014 Achievement
John B. Ramil	Leadership of strategic growth initiatives to help achieve income and return on equity goals; communications initiatives; customer and regulatory matters; community involvement initiatives; and human resources and IT strategic initiatives	150%
Gordon L. Gillette	Leadership of business plan execution and utility-related initiatives to help achieve income and return on equity goals; growth strategies; customer relations and communications initiatives, reliability and safety; community involvement initiatives; and human resources and IT strategic initiatives	62%
Sandra W. Callahan	Financial leadership in growth initiatives to help achieve income and return on equity goals; financial community communications; community involvement initiatives; and finance-related human resources and IT strategies and initiatives	150%
Charles A. Attal III	Cost-effective legal services supporting significant transactions, litigation, and integration of acquired entities to help achieve income and return on equity goals; policy strategies; and human resources strategies and initiatives related to the legal services group	150%
Phil L. Barringer	Leadership in supporting growth and expense control initiatives to help achieve income and return on equity goals; identified business processes and corporate services initiatives; customer communications and community involvement initiatives; and human resources and IT strategic initiatives	150%

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

COMPONENTS OF THE 2014 EXECUTIVE COMPENSATION PROGRAM

2014 Annual Incentive Plan Payouts

The 2014 awards to the executive officers under the annual incentive program, which are shown in the table below, were based on the achievement of the corporate financial goals and the individual business plan goals described above. While the Committee has discretion to increase or decrease awards if it determines that the plan formula would unduly reward or penalize management, As described above, due to the pending sale of TECO Coal, that company’s results were placed in discontinued operations on October 1, 2014. Because the financial goals in the annual incentive plan are based on non-GAAP results from continuing operations, the Committee made a determination regarding how to treat TECO Coal’s results for the purposes of the financial goal achievement calculation. In reaching this determination, the Committee recognized that the TECO Coal fourth quarter results were from discontinued operations and, in fact, were impacted as a result of actions taken at the request of TECO Energy to facilitate the sale of TECO Coal (which was originally scheduled to close at the end of 2014 and is now scheduled to close in the first quarter of 2015). Though the TECO Coal results during the time it was in continuing operations (through September 30) were above plan, the Committee determined that an above-plan payout would unduly reward management (in light of TECO Coal’s GAAP net loss for the year); thus, it set the TECO Coal financial results achievement at a below-plan level that, when combined with the non-financial goal achievements, would produce a payout at target for the TECO Coal officers. After making this adjustment for the TECO Coal officers, the Committee applied the same financial results for TECO Coal described above for purposes of calculating the TECO Energy financial results. The Committee did not make any other adjustments to the 2014 awards calculated pursuant to the plan’s formula. The total amounts awarded under the 2014 annual incentive program are also shown under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 35.

2014 Annual Incentive Award Payouts
Name	2014 Annual Incentive Target Award Amount	2014 Annual Incentive Award Paid	2014 Award as Percentage of Target Award
John B. Ramil	$785,000	$867,456	110.5%
Gordon L. Gillette	$382,200	$382,200	100.0%
Sandra W. Callahan	$332,500	$367,426	110.5%
Charles A. Attal III	$228,000	$251,949	110.5%
Phil L. Barringer	$182,600	$201,780	110.5%

Long-Term Incentive Awards

Mix of Types of Awards

The long-term incentive component of our compensation program consists of equity-based grants, which in 2014 were in the form of 70% performance shares and 30% time-vested restricted stock. This mix was designed to tie the largest percentage of the equity incentives directly to our performance relative to companies in our industry, with the value of the remaining incentives also being tied to stock price and continued service.

The Committee does not grant stock options because it previously determined that performance shares and time-vested restricted stock grants more closely serve the goals of tying compensation levels to company performance and promoting long-term retention of executives. Also, by granting such stock awards instead of stock options, fewer shares are used to deliver the same value to employees, resulting in less dilution to shareholders. The grant date of the restricted stock awards is the same day that the Committee approves the grants, which since 2013 has occurred at the Committee’s first quarterly meeting of the year.

Performance Share Peer Group and Formula

We use a pre-established industry index to determine our relative performance for determining the payout of the performance shares granted as a part of our long-term incentive awards. The payout of those awards is based on our total shareholder return compared to the companies listed in the Dow Jones Conventional Electricity and Multiutility subsectors of its Utilities index, referred to throughout this proxy statement as the Dow Jones Electricity and Multiutility Groups, which companies are listed on Appendix A to this proxy statement.

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

COMPONENTS OF THE 2014 EXECUTIVE COMPENSATION PROGRAM

The number of performance shares ultimately received by each executive is dependent upon the total shareholder return of our common stock over a three-year period relative to that of the median company of the companies listed in the Dow Jones Electricity and Multiutility Groups. These grants are designed to directly tie a portion of compensation to a long-term performance measure relative to other companies in our industry, while the three-year performance period also aids in the retention of our executives.

Total return is calculated by dividing (1) the sum of (a) the difference between the share price at the end and beginning of the three-year performance period, and (b) the amount of dividends with respect to the three-year performance period, assuming dividend reinvestment, by (2) the closing share price at the beginning of the three-year performance period, with the share price in each case being determined by using the average closing price during the 20 trading days ending on the date of determination. Share price is equitably adjusted for stock splits and other similar corporate actions affecting the stock. The table below shows the performance share payouts that correspond to our total shareholder return compared to the peer group described above. Payout is prorated for performance between the bottom quarter and top 10%.

Total Shareholder Return Relative to Peer Group	Performance Share Payout %
Bottom 25% of the Peer Group	0%
25th Percentile of the Peer Group	25%
Equal to the median of the Peer Group	100%
Top 10% of the Peer Group	150%

Equity Vesting Schedules

At the end of the three-year performance period described above the performance results are calculated, and either (i) the performance shares are forfeited or (ii) the shares vest and, potentially, additional shares are granted. The time-vested restricted stock vests in a single installment three years from the date of grant. At the time of vesting of either the performance shares or time-vested restricted stock, the holder becomes the holder of shares of non-restricted common stock with the same terms as our common stock. Beginning with the equity grants in 2014, the terms of the time-vested restricted awards granted to executive officers also provide that shares under such awards, which would otherwise vest in any year strictly upon the passage of time, will not vest unless and until the Compensation Committee certifies that the financial goal designated in advance by the Compensation Committee has been achieved.

If employment is terminated during the three-year period without cause by the company or through a normal retirement by the employee (as described below in “Pension Benefits – Supplemental Plan”), a prorated amount of shares would vest based on the amount of time employed during the three-year period, and in the case of the performance shares, based on the performance measurement at the time employment ended. (Beginning with the 2013 awards, the performance measurement would occur on the last business day of the quarter in which employment ended.) All shares are forfeited if employment is terminated for cause by the company or is terminated by the employee voluntarily (except in the case of a normal retirement).

The agreements governing all outstanding time-vested restricted stock and performance share awards are “double-trigger” arrangements, such that vesting of the shares would only be accelerated following a change in control if the grantee is also terminated without cause or terminates employment with good reason. (The payout of the performance shares under those circumstances would still be based on the applicable performance calculation.)

Determination of 2014 Long-Term Incentive Awards

Long-term incentive awards were granted at levels that provided each executive officer with total target compensation that was in line with the amounts developed for each officer using the data and process described under “Compensation Review Process” above.

The Committee also considered the total number of shares subject to equity incentive grants in relation to the total number of our outstanding shares, and reviewed information with respect to the estimated total and annual accounting expense associated with the equity incentive grants.

Using this information, the Committee made equity incentive grants at a level designed to continue to attract, retain and motivate our executives, control dilution and maintain reasonable annual accounting expense.

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

COMPONENTS OF THE 2014 EXECUTIVE COMPENSATION PROGRAM

The 2014 target long-term equity incentive award opportunity for each named executive officer whose awards are still outstanding is shown below based on the grant date fair value of the shares on the date of grant (calculated under applicable accounting rules):

Name	Performance Shares (Target Amount)		Time-Based Restricted Stock		Total Target LTI Opportunity ($)
	# of shares	Grant Date Fair Value ($)	# of shares	Grant Date Fair Value ($)
John B. Ramil	112,971	1,535,728	48,416	810,000	2,345,728
Gordon L. Gillette	31,381	426,593	13,449	225,002	651,595
Sandra W. Callahan	28,243	383,935	12,104	202,500	586,435
Charles A. Attal III	20,084	273,022	8,607	143,995	417,017
Phil L. Barringer	17,573	238,887	7,531	125,994	364,881

Payment of Dividends

Dividends are not paid on unvested performance-based awards. (Dividends on such awards are accumulated and paid on the amount of the award that vests and are forfeited for any shares that do not vest.) Holders of time-vested restricted stock receive the same dividends as holders of other shares of our common stock.

Retirement and Other Benefits

Supplemental Executive Retirement Plan

Our named executive officers participate in a supplemental retirement plan that provides benefits at a level not available under the tax-qualified plan and is meant as an additional aid in attracting and retaining officers in key positions.

Change-in-Control Agreements

We have change-in-control agreements with each of our named executive officers. These agreements are all “double-trigger” arrangements, meaning that payments are only made if there is a change in control of the company or one is being contemplated and the officer’s employment is terminated without cause or the officer terminates employment for good reason. Since 2010, new change-in-control agreements have not included an excise tax gross-up. The agreements for our named executive officers are discussed in greater detail under “Post-Termination Benefits.” The Committee periodically reviews the level of benefits in these agreements to ensure they remain reasonable, given practices in the market. We believe that providing these agreements helps increase our ability to attract, retain and motivate highly qualified management personnel and encourage their continued dedication without distraction from concerns over job security relating to a change in control of the company.

Minimal “Other Compensation”

In 2014, the “Other Compensation” reported in the Summary Compensation Table on page 35 for each continuing named executive officer was less than 1% of total compensation for the year. These amounts were for company matches to our defined contribution (401k) plan, a benefit that is available to all of our employees that contribute to the savings plan, and an annual premium of $312 for a $100,000 supplemental life insurance policy for each of our officers and key employees.

Agreements with Former Executive Officers

In connection with the departures of Deirdre A. Brown, former Senior Vice President-Corporate Strategy and Chief Integration Officer, and of Annette Gardiner, former President of New Mexico Gas Company, Inc., we entered into voluntary separation agreements and general releases. The agreement with Ms. Brown provided for a one-time lump sum separation payment of $300,000. Ms. Brown did not receive an annual incentive award for 2014, and her unvested time-vested restricted stock and performance shares were forfeited. The agreement with Ms. Gardiner provided for her to receive the benefits set forth in her change-in-control agreement she had in place with NMGC prior to that company’s acquisition by TECO Energy. The change-in-control agreement provided for a payment equal to 1.5 times her base salary plus target bonus, her annual incentive award for 2014, payment under the NMGC long-term incentive plan for 2012 through 2014, eligibility for continuation under the health and welfare plans for eighteen months, and up to $25,000 for each of outplacement services and relocation expenses. Both agreements included a release of any claims against the company.

COMPENSATION DISCUSSION & ANALYSIS (CONTINUED)

OTHER COMPENSATION-RELATED POLICIES, TAX CONSIDERATIONS

Other Compensation-Related Policies

Share Ownership Guidelines

We have share ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. The guidelines require that each executive hold at least 50% of net, after-tax shares obtained through the vesting or exercise of long-term incentive awards until the share ownership guidelines are met. Unvested performance shares do not count for the purposes of this guideline. The Committee reviews share ownership on an annual basis to ensure continued compliance with these guidelines and determined that, as of December 31, 2014, all executive officers were in compliance. We also have share ownership guidelines for directors, as described on page 13.

Hedging and Pledging Policies

Our hedging policy prohibits hedging transactions such as zero-cost collars and forward sale contracts, which would allow the person to own the covered securities without the full risks and rewards of ownership, potentially causing that person’s objectives to diverge from that of our other shareholders. Our pledging policy (adopted in 2014) prohibits officers and directors from pledging stock in our company.

Claw-Back Policy

Our claw-back policy applies to annual incentive awards in the case of any financial restatements if a lower payment would have been made to the officer based upon the restated financial results, regardless of the cause of the restatement (whether or not due to the fraud or fault of the officer). The policy applies to proceeds from stock and option sales if an officer engaged in an act of embezzlement, fraud or breach of fiduciary duty that contributed to the need to restate the company’s financials. The full text of the policy is included in the company’s Corporate Governance Guidelines available in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of certain compensation to $1 million per year for the CEO and the other three highest paid named executive officers (other than the CFO) who were employed at year-end. However, if certain conditions are satisfied, “performance-based” compensation may be excluded from this limitation on deductibility. The annual incentive awards and stock awards granted in 2014 were designed to meet the definition of “performance-based” compensation in the Code. The Committee seeks to maintain the deductibility of compensation for the company; however, its primary objective in making compensation decisions is to provide compensation that best meets the goals of the compensation program. Therefore, while the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the objectives of the compensation program described above, and compensation may be awarded that is not fully deductible if necessary to meet these objectives.

The following tables give information regarding the compensation provided to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were employed by the company as of December 31, 2014. In addition, information is included on two former executive officers whose total compensation would have made them one of the three other most highly compensated executive officers for 2014.

2014 SUMMARY COMPENSATION TABLE

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)		Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [2] ($)		All Other Compen- sation [3] ($)		Total ($)
John B. Ramil	2014	785,000	2,345,728		867,456	1,327,441		12,948		5,338,573
President and Chief Executive Officer	2013	765,000	2,602,789		825,710	669,711		10,051		4,873,261
	2012	750,000	2,819,504		631,074	1,798,908		9,312		6,008,798
Gordon L. Gillette	2014	546,000	651,595		382,200	665,850		12,948		2,258,593
President, Tampa Electric Company	2013	535,000	655,531		412,356	0	[4]	10,051		1,612,938
	2012	525,000	733,078		327,777	865,985		9,312		2,461,152
Sandra W. Callahan Senior Vice President – Finance and Accounting and Chief Financial Officer	2014	475,000	586,435		367,426	740,164		12,948		2,181,973
	2013	460,000	602,500		321,981	591,624		10,051		1,986,156
	2012	450,000	620,301		269,978	1,158,358		9,312		2,507,949
Charles A. Attal III Senior Vice President – General Counsel and Chief Legal Officer and Chief Ethics and Compliance Officer	2014	380,000	417,017		251,949	414,777		12,948		1,476,691
	2013	366,000	433,810		234,996	181,792		10,051		1,226,649
	2012	355,000	546,993		189,377	363,020		9,312		1,463,702

Phil L. Barringer Senior Vice President Corporate Services and Chief Human Resources Officer	2014 2013	332,000 320,000	364,881 385,595		201,780 188,515	494,985 283,353		12,948 10,051		1,406,594 1,187,514
Annette Gardiner[5] Formerly President – NMGC	2014	121,204	0		438,734	7,800		630,357	[6]	1,190,294
Deirdre A. Brown[7] Formerly Senior Vice President – Corporate Strategy and Chief Integration Officer	2014	308,423	269,330	[8]	0	n/a	[2]	530,537	[9]	1,108,290

(1)

The amounts reported for stock awards reflect the aggregate grant date fair value based on the “target awards,” computed in accordance with FASB ASC Topic 718. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the assumptions made in valuations of stock awards. As noted in the description of “Long-Term Incentive Awards” above, 70% of the value of stock awards are provided in the form of performance shares, which for the years shown in the table above are shares of restricted stock that vest or are forfeited depending on the satisfaction of performance conditions based on the total return on our common stock over a three-year period. Therefore, depending on the company’s stock performance, up to 70% of the shares, the value of which are reported under “Stock Awards,” may ultimately be forfeited, or an additional 50% of those shares may be earned.

(2)

This column shows the change in the actuarial present value of the benefits that would be provided under our tax-qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay, year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 38 - 39 for a description of our retirement plans. The changes in value shown above are attributable to both plans, with the change in value attributed only to the tax-qualified plan in 2014, 2013 and 2012, respectively, of: $195,427, $(6,887), and $140,248, for Mr. Ramil; $159,168, $(25,441), and $107,928 for Mr. Gillette; $211,904, $30,302, and $153,063 for Ms. Callahan; $19,460, $20,160, and $19,460 for Mr. Attal; $212,211, and $212,211 in 2014 and $10,501 in 2013 for Mr. Barringer. The balance in each case represents the change in value of the supplemental plan. All of Ms. Gardiner’s change in value was attributable to the tax-qualified plan from the acquisition of NMGC on Sept. 2, 2014 to Dec. 31, 2014. Ms. Brown received a lump sum pension payment from the qualified plan in connection with her departure from the company, and therefore has no changes in accumulated benefit to report as of Dec. 31, 2014. The company does not maintain a non-qualified deferred compensation plan for employees.

(3)

The amounts reported in this column for 2014 include for each named executive officer $312 in premiums paid by us for supplemental life insurance and $12,636 of employer contributions under the TECO Energy Group Retirement Savings Plan.

(4)	Mr. Gillette’s pension value decreased by $102,163 in 2013, due primarily to the impact of a higher discount rate than in the previous year.

(5)

Ms. Gardiner was not a named executive officer before 2014. Her employment with the company terminated in December 2014. Her salary reflects payment by the company since the date NMGC was acquired by the company, September 2, 2014 to December 31, 2014.

(6)	The amount shown under All Other Compensation includes $628,107 paid to Ms. Gardiner under the terms of the agreement with her described in the CD&A and a $2,250 car allowance.

2014 SUMMARY COMPENSATION TABLE, GRANTS OF PLAN-BASED AWARDS FOR THE 2014 FISCAL YEAR

(7)	Ms. Brown was not a named executive officer before 2014. Her employment with the company terminated in October 2014.

(8)	This amount represents the grant date present value of the awards Ms. Brown was granted in January 2014. All such awards were forfeited in connection with her departure from the company.

(9)

All Other Compensation for Ms. Brown included a $326,495 lump sum payment in connection with her departure from the company as described under “Agreements with Former Executive Officers” on page 33, a one-time relocation stipend of $133,877 relating to her temporary relocation to New Mexico to act as Chief Integration Officer in connection with the acquisition of New Mexico Gas Company, Inc., a monthly living expense stipend totaling $45,000 for her living expenses in New Mexico, $5,574 for social club dues, $6,695 for reimbursement of New Mexico State income tax, $260 in premiums paid by us for supplemental life insurance and the employer contributions under the TECO Energy Group Retirement Savings Plan identified in footnote 3, above.

Grants of Plan-Based Awards for the 2014 Fiscal Year

Name/Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1,2]			Estimated Future Payouts Under Equity Incentive Plan Awards[2,3] (performance shares)			All Other Stock Awards: Number of Shares of Stock or Units[4] (#)	Grant Date Fair Value of Stock and Option Awards[5] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John B. Ramil annual incentive plan performance shares time-vested restricted stock	1/29/14	392,500	785,000	1,177,500
	1/29/14				28,243	112,971	169,457		1,535,728
	1/29/14							48,416	810,000
Gordon L. Gillette annual incentive plan performance shares time-vested restricted stock	1/29/14	191,100	382,200	573,300
	1/29/14				7,845	31,381	47,072		426,593
	1/29/14							13,449	225,002
Sandra W. Callahan annual incentive plan performance shares time-vested restricted stock	1/29/14	166,250	332,500	498,750
	1/29/14				7,061	28,243	42,365		383,935
	1/29/14							12,104	202,500
Charles A. Attal III annual incentive plan performance shares time-vested restricted stock	1/29/14	114,000	228,000	342,000
	1/29/14				5,021	20,084	30,126		273,022
	1/29/14							8,607	143,995
Phil L. Barringer annual incentive plan performance shares time-vested restricted stock	1/29/14	91,300	182,600	273,900
	1/29/14				4,393	17,573	26,360		238,887
	1/29/14							7,531	125,994
Deirdre A. Brown[6] annual incentive plan performance shares time-vested restricted stock	1/29/14	90,750	181,500	272,250
	1/29/14				3,243	12,971	19,457		176,328
	1/29/14							5,559	93,002

(1)	The amount that was received in 2014 under the annual incentive plan is reported for each officer in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	See the descriptions in the CD&A regarding how the threshold, target and maximum awards are determined.

(3)	Amounts in these columns represent performance share grants made under our 2010 Equity Incentive Plan.

(4)	Amounts in this column represent time-vested restricted stock grants made under our 2010 Equity Incentive Plan.

(5)

Amounts in this column are based on the expected outcome as of the date of grant based on the target number of performance shares granted and a relative total shareholder return model using a Monte-Carlo simulation, in accordance with FASB ASC Topic 718.

(6)	All awards for Ms. Brown shown in this table were forfeited in connection with her departure from the company.

The amounts payable under the annual incentive plan are determined based on the achievement of certain corporate financial and individual qualitative goals described in the Compensation Discussion and Analysis section above. The threshold, target and maximum amounts that could have been paid under the 2014 annual incentive plan are shown in the table above in the “Estimated Possible Payout Under Non-Equity Incentive Awards.”

Information regarding the formula used to determine the payout of the performance shares, equity vesting schedules and the payment of dividends is included in the CD&A under corresponding headings.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]

John B. Ramil	72,450	16.2950	04/25/2016	3,900	[3]	79,911	122,121	[4]	2,502,259
				48,108	[5]	985,733	106,299	[6]	2,178,067
				45,557	[7]	933,463	112,971	[8]	2,314,776
				48,416	[9]	992,044

Gordon L. Gillette				12,508	[5]	256,289	31,752	[4]	650,598
				11,474	[7]	235,102	26,772	[6]	548,558
				13,449	[9]	275,570	31,381	[8]	642,997

Sandra W. Callahan	1,950	16.2050	04/26/2015	10,584	[5]	216,866	26,867	[4]	550,505
	4,433	16.2950	04/25/2016	10,546	[7]	216,088	24,606	[6]	504,177
				12,104	[9]	248,011	28,243	[8]	578,699

Charles A. Attal III	8,900	16.2950	04/25/2016	9,333	[5]	191,233	23,692	[4]	485,449
				7,593	[7]	155,581	17,717	[6]	363,021
				8,607	[9]	176,357	20,084	[8]	411,521

Phil L. Barringer	6,650	16.2950	04/25/2016	6,735	[5]	138,000	17,097	[4]	350,318
				6,749	[7]	138,287	15,748	[6]	322,677
				7,531	[9]	154,310	17,573	[8]	360,071

(1)

Shares shown under these columns are time-vested restricted shares that vest three years following the date of grant on the dates shown in footnotes 5, 7 and 9 below, or vest at normal retirement age, as shown in footnote 3, below.

(2)

Shares shown under these columns are the target amount of performance shares that vest only if certain performance criteria are met at the end of a three-year performance period; the performance periods for such shares end on the dates shown in footnotes 4, 6 and 8, below. The market value shown assumes that the shares are paid out at target and is based on the closing stock price on December 31, 2014.

(3)	Vest at normal retirement age, as defined in the TECO Energy Group Retirement Plan.

(4)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2015.

(5)	Vest in one installment on May 2, 2015, three years from the date of grant.

(6)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, December 31, 2015.

(7)	Vest in one installment on January 30, 2016, three years from the date of grant.

(8)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, December 31, 2016.

(9)	Vest in one installment on January 29, 2017, three years from the date of grant.

OPTION EXERCISES AND STOCK VESTED IN THE 2014 FISCAL YEAR, PENSION BENEFITS

Option Exercises and Stock Vested in the 2014 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[2] ($)
John B. Ramil	55,500	208,716	36,058	649,044
Gordon L. Gillette	79,300	264,839	11,178	201,204
Sandra W. Callahan	0	0	9,703	174,654
Charles A. Attal III	8,100	29,849	8,654	155,772
Phil L. Barringer	5,850	22,449	5,950	107,100
Deirdre A. Brown	0	0	4,724	85,032

(1)	The shares acquired on vesting were time-vested restricted stock. (The performance shares due for vesting in 2014 were forfeited.)

(2)	The value realized on vesting is the market value of the underlying shares on the vesting date, computed based on the closing price of the stock on the day prior to vesting.

Pension Benefits

The following table shows the present values of accumulated benefits payable under our pension plan arrangements for the named executive officers as of December 31, 2014, the most recent pension plan measurement date for financial reporting purposes. The “qualified plan” refers to the TECO Energy Group Retirement Plan, our tax-qualified defined benefit plan that is available to our U.S. employees. The “supplemental plan” refers to the TECO Energy Group Supplemental Executive Retirement Plan, a supplemental executive retirement plan described in the CD&A under the section entitled “Retirement and Other Benefits.”

Name	Plan Name	Number of Years Credited Service[1] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John B. Ramil	qualified plan supplemental plan	39	1,008,191 8,800,067	—
Gordon L. Gillette	qualified plan supplemental plan	34	678,131 3,970,549	—
Sandra W. Callahan	qualified plan supplemental plan	27	1,160,248 4,247,299	—
Charles A. Attal III	qualified plan supplemental plan	13	175,700 1,680,425	—
Phil L. Barringer	qualified plan supplemental plan	30	1,122,974 2,290,756	—
Deirdre A. Brown[2]	qualified plan supplemental plan	n/a	n/a	$383,043 —
Annette Gardiner[3]	qualified plan supplemental plan	1 n/a	7,800 n/a	—

(1)	The number of years of credited service is the same for both plans, and is rounded to the nearest whole year.

(2)

Ms. Brown received a lump sum payment of $383,043 from the qualified plan in 2014 in connection with her departure from the company and had no accumulated benefit under either plan as of December 31, 2014.

(3)	Ms. Gardiner was not a participant in the supplemental plan.

Qualified Plan

Our employees, including executive officers, are eligible to participate in our tax-qualified defined benefit plan, and become 100% vested in the benefit they have accrued upon completion of three years of service or reaching the age of 65. All of our named executive officers are vested in this plan. Normal retirement age for the qualified plan is the same as the eligibility age for unreduced Social Security benefits.

PENSION BENEFITS (CONTINUED)

The qualified plan’s normal retirement payment and benefit formula is based on the employee’s age, years of service and final average earnings. Benefits can be paid as an annuity or in a lump sum, at the election of the participant.

The present value of the accumulated benefit under the qualified plan in the table above was calculated assuming that participants retire at the earliest age at which retirement benefits are available without reduction for age, using the same assumptions the company used for pension plan measurement for 2014 financial statement reporting purposes with respect to the present value discount rate (4.256%), lump sum conversion rate (5%), and form of payment and mortality assumptions.

Supplemental Plan

The normal retirement payment and benefit formula for the named executive officers who are participants in the supplemental plan is 3% times final average earnings times years of credited service, up to a maximum of 20 years (therefore, the maximum amount payable is 60% of final average earnings). Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The plan was amended in 2007 to provide that the benefit formula for new participants is 2% times final average earnings times years of credited service, up to a maximum of 30 years; however, all of our named executive officers became participants in the plan prior to that change.

The earnings covered by the qualified plan and supplemental plan are the same as those reported as salary and non-equity incentive plan awards in the summary compensation table above. The pension benefits are computed as a straight-life annuity commencing at the officer’s normal retirement age and are reduced by the officer’s Social Security benefits. Benefits payable under the supplemental plan are also reduced by benefits payable under the qualified pension plan. Normal retirement age is 63 and two months for Mr. Ramil, 64 for Mr. Gillette, 63 for Ms. Callahan, 63 and 10 months for Mr. Attal, and 63 for Mr. Barringer. A reduced amount of benefits may be received upon retirement any time after age 55, as long as the officer has five years of service. If early retirement is elected, payment is based on actual years of service at early retirement using the formula described above, however, benefits are reduced by 5% for each year that payment begins before the normal retirement date.

Pursuant to the terms of the supplemental plan, if a change in control of the company occurs, an officer who had reached early retirement age would be eligible to receive the same benefit that would normally be payable for early retirement, except the minimum five years of service requirement would not apply. If a change in control occurs before an officer has reached early retirement age, the benefit payable would be based on length of service and final average earnings on the date of the change of control, reduced by at least 41%, based on the number of years the change of control occurred before the participant’s normal retirement age. Pursuant to the terms of the named executive officers’ change-in-control severance agreements, if those agreements are triggered as described below, the officers would receive a cash payment equal to the actuarial equivalent of the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination.

The benefit payable under the supplemental plan is paid in the form of a lump sum only (not an annuity). The present value of the accumulated benefit for the supplemental plan shown in the table above was calculated by discounting the lump sum that would be payable at the officer’s normal retirement age using a discount rate of 4.288%.

If the officer dies during employment before reaching normal retirement age, the officer’s benefits under the supplemental and qualified plan are payable to the surviving spouse in a reduced amount. This death benefit is equal to 50% of the benefit that would have been payable to the officer based on the officer’s service as if employment had continued until retirement age. The supplemental plan death benefit is payable in the form of a lump sum to the spouse minus benefits payable to the spouse under the qualified plan.

POST-TERMINATION BENEFITS

Post-Termination Benefits

Change-in-Control Agreements

We have change-in-control severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders have less than 50% of the voting power in the surviving entity, or a liquidation or sale of substantially all of our assets.

The change-in-control agreements are “double-trigger” arrangements that only provide for payment of the benefits described below if there is a change in control or one is contemplated and

¡	employment is terminated by us without cause (as defined below) or

¡	employment is terminated by the officer for good reason (as defined below).

If employment is terminated under those circumstances, after expiration of a six-month deferral period as may be required under Section 409A of the Internal Revenue Code, we will make:

¡	a lump sum severance payment to the officer of three times his or her annual salary and target annual incentive award,

¡

a cash payment equal to the actuarial equivalent of the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination,

¡	participation available in our life, disability, accident and health insurance plans for a three-year period, except to the extent these benefits are provided by a subsequent employer, and

¡

for Messrs. Ramil, Gillette and Attal (whose executive officer change-in-control agreements were put in place before 2010), a payment to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code on the benefits received under the change-in-control agreements and any other benefits contingent on a change in control; however, such payment will only be made if the total payment due in connection with a change-in-control exceeds the amount at which an excise tax is first imposed by at least 10%.

In 2010, the Compensation Committee determined not to provide excise tax gross-ups (described in the last bullet point above) in change-in-control agreements going forward. Accordingly, Ms. Callahan’s and Mr. Barringer’s change-in-control agreements (which were amended since that time) do not provide for an excise tax-gross up, but rather provide that benefits will be capped in those instances in which applying such cap would provide greater after-tax benefits.

For the purposes of the change-in-control agreements, termination with “cause” is defined as termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. Termination of employment for “good reason” is defined as termination by the officer following the assignment to the officer of any duties inconsistent (except in the nature of a promotion) with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, the company’s requiring the officer to be based more than 50 miles from current job location, the failure by the company to pay compensation within seven days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the officer participated in immediately prior to the change in control or reduction of those benefits, or the company’s attempt to terminate the officer’s employment in a manner not consistent with the terms of the agreement.

Under the terms of the change-in-control agreements, in the event employment is terminated in contemplation of or following a change in control, the officer would be entitled to receive his or her base salary through the termination date, and under the terms of our annual incentive plan, an incentive award equal to the target incentive amount for the year or the target incentive amount for the prior year (if greater), prorated for the number of days served in the year the termination occurred.

The agreements require that the officer, subject to the terms of the agreement, remain our employee for one year following a potential change in control (unless an actual change in control occurs, as defined above). The agreements

POST-TERMINATION BENEFITS (CONTINUED)

define potential change in control more broadly than an actual change in control to ensure that the company receives the benefit of the continued employment of the officer after such an event occurs. A “potential change in control” would occur if we entered into an agreement that would result in the occurrence of a change in control, if any person publicly announced an intention to take or consider taking actions that would constitute a change in control, if any person acquired or disclosed a plan to acquire 9.9% or more of our outstanding common stock, or if the Board adopted a resolution to the effect that a potential change in control of the company has occurred.

Other benefits may also be paid in connection with a change in control under the supplemental executive retirement plan (as described above under “Pension Benefits”). The agreements governing all outstanding time-vested restricted stock and performance share awards are “double-trigger” arrangements, such that vesting of the shares is only accelerated following a change in control, as defined above, if the grantee is also terminated without cause or terminates employment with good reason, also as defined above. (The payout of the performance shares under those circumstances would still be based on the applicable performance calculation.)

Post-Termination Benefits Table

The table below shows the amounts that would be payable to each of the named executive officers in connection with a termination without cause or for good reason in contemplation of or following a change of control. There are no agreements or arrangements with these officers for any termination scenarios not involving a change in control.

The amounts below are calculated as if such event had occurred on December 31, 2014, based on our closing stock price on that day of $20.49. Other assumptions that were made in order to calculate these amounts are that no accrued base salary or prorated incentive payment was owed on that date.

The change-in-control agreements provide enhancements to the benefit formula of the retirement plans, as described above, and the retirement-related benefits shown below are the incremental amounts representing the enhanced benefit. The tax-qualified defined benefit plan and supplemental executive retirement plan are described in more detail under “Pension Benefits” above, and the present value of accumulated benefits under our pension arrangements are shown in that section. Any value of such arrangements that is not directly attributable to the change in control is not included in this section.

Health care benefits are based on the continuation of benefits for three years at the officer’s current level of coverage.

Under the terms of our change-in-control agreements, as described in more detail above, under certain circumstances Messrs. Ramil, Gillette and Attal would be eligible to receive an excise tax gross-up payment if additional taxes are due by that officer as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. The amounts shown below are pre-tax; the officer would be responsible for paying income, excise, and any other applicable taxes on the amounts received.

Name	Cash Severance ($)	Accelerated Equity Vesting ($)	Health Care Benefits ($)	Retirement- Related Benefits ($)	Excise Tax Gross- Up ($)	Total ($)
John B. Ramil	4,710,000	9,986,252	30,135	599,105	5,511,795	20,837,287
Gordon L. Gillette	2,784,600	2,609,115	58,185	4,384,733	2,062,943	11,899,576
Sandra W. Callahan	2,422,500	2,314,346	30,135	0	0	4,766,981
Charles A. Attal III	1,824,000	1,783,163	58,185	774,686	1,708,248	6,148,282
Phil L. Barringer	1,543,800	1,463,662	58,185	40,039	0	3,105,686

Item 4 – Shareholder Proposal

The City of Philadelphia Public Employees Retirement System, which is the beneficial owner of more than $2,000 in shares of the company’s common stock, has advised us that it intends to submit the following proposal at the annual meeting. We are not responsible for the content of the shareholder proposal, which is included below exactly as it was submitted.

Resolved, that the shareholders of TECO Energy (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Supporting Statement

Last year almost 43 percent of voting shareholders supported this resolution.

Long-term shareholders of TECO Energy support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

The Supreme Court said in its Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

We note that TECO Energy now offers a political spending policy on its website. We believe this is deficient because it will not disclose itemized lists of how much the Company gave to whom, directly and indirectly.

Meanwhile, publicly available records show that TECO Energy contributed almost $7.9 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org).

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. This may be especially true for TECO Energy, which the Political Economy Research Institute included in its Greenhouse·1QO list of 2013 as one of the “top companies responsible for greenhouse gas emissions.”

Relying on publicly available data does not provide a complete picture of a company’s political spending. This proposal asks TECO Energy to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of its peers, including Noble Energy, Exelon Corp., and ConocoPhillips, that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Board of Directors unanimously OPPOSES the adoption of the above resolution for the following reasons:

TECO Energy believes it is in the best interest of our shareholders for us to be engaged in the political process on issues that impact the company. Our businesses are closely regulated and subject to legislation that can

ITEM 4 – SHAREHOLDER PROPOSAL (CONTINUED)

significantly impact our operations and ultimately our profitability. We believe that making prudent corporate political contributions, when in support of our business objectives, allows the company to be an effective participant in the political process and thus is in the best interests of our shareholders. The company is committed to complying with the law regarding the making and reporting of any such political contributions and expenditures, which includes reporting of all corporate lobbying-related activities and expenditures to appropriate state and federal agencies.

We have adopted and publicly disclosed a policy regarding the company’s political contributions because we understand that shareholders have an interest in knowing that we have effective procedures in place with respect to political expenditures and activities, including appropriate board oversight of such matters. The company operates under internal policies and procedures with respect to making corporate political contributions, which includes oversight by the Governance and Nominating Committee of our Board and the highest levels of management. These policies and procedures are designed to provide effective oversight of the company’s participation in the political process and thereby protect our shareholders’ ownership stake in the company, as discussed above. We have adopted and disclosed a written policy on corporate political contributions that reflects these practices (the “policy statement”). The policy statement describes in more detail our policies and procedures with respect to making political contributions and expenditures, including oversight procedures and the titles of persons responsible for decision-making in this area. The policy statement is available in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com. As shown in the policy statement, the company does not currently plan to use corporate funds in support of so-called super–PACs or electioneering communication organizations, or otherwise use corporate funds to affect the outcome of federal elections, or at the state and local level, to contribute to political committees whose primary purpose is to enable a single candidate to accept contributions in excess of what the candidate could have accepted directly in his or her campaign under state law; in the event these plans change, any such expenditure must be approved by the CEO.

The company is committed to complying with all applicable laws and regulations regarding the making and reporting of any political contributions and expenditures. Corporate political contributions are subject to comprehensive regulation by federal, state, and local governments, including detailed disclosure requirements, which includes filing reports on corporate lobbying-related activities and expenditures to appropriate state and federal agencies. We are committed to compliance with all such requirements.

We believe that applying reporting requirements that go beyond those required under existing law, as the proponent is requesting, should only occur if applicable to all participants in the political process. It is our view that subjecting the company to additional requirements and associated expenses is not the best use of the company’s resources and could hinder our ability to pursue our business and strategic objectives. For example, the type of disclosure requested could lead to increased requests for contributions from the company from other such organizations with similar or opposing views. Additionally, such disclosure would make it easier for competitors and opponents to discern the company’s public policy and political strategies, which could have negative consequences for the company.

Given the disclosure of the company’s policy statement on corporate political participation, which provides shareholders with information on the company’s oversight mechanisms, and the other factors discussed above, the Board believes that adoption of this resolution is not in the best interest of shareholders. Also, while the Board recognizes that some shareholders are in favor of this proposal, less than a majority of the votes cast at the 2014 annual meeting on this matter were for the proposal, representing less than 27% of the shares outstanding on the record date for that meeting.

The Board of Directors unanimously recommends a vote AGAINST the above proposal.

Other Information about the Meeting

Voting and Attendance Information

How to vote: You may vote by proxy by internet, telephone or mail, or you may attend the meeting and vote in person. Please see your proxy card or Notice of Internet Availability for more detailed voting instructions, or refer to the information your bank, broker or other nominee provided to you. If you vote by proxy before the meeting, you may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person. Please see “Attending the Meeting in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

Who can vote: Only shareholders of record of TECO Energy common stock at the close of business on February 20, 2015 are entitled to vote at the meeting. As of that date, we had outstanding 235,541,191 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. If your shares are held through a bank, broker or other nominee, see “Voting by street name holders” below regarding directing your record holder on how to vote your shares.

Quorum: The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (defined below) will be considered as shares present for purposes of determining the presence of a quorum.

Voting by street name holders: If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder at least ten days before the meeting, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on any other proposal, and your shares will be counted as “broker non-votes” on Proposals 1 and 3 and on the shareholder proposal.

How your votes are counted and the votes required for approval: Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted as recommended by our Board of Directors. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the shares voted on each matter will be required to elect each director, to ratify the selection of our independent auditor, to approve on an advisory basis the compensation of our named executive officers, and to approve the shareholder proposal. Abstentions and broker non-votes will not be considered as votes cast with respect to the applicable matter and, therefore, will have no effect on the voting results.

Attending the meeting in person: Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. Below is additional information regarding required documentation necessary for admission to the meeting and directions to the meeting, which will be held at TECO Plaza, 702 N. Franklin Street, Tampa, Florida 33602. Admission will be on a first-come, first-served basis. Cameras will not be allowed in the meeting. For safety and security reasons, bags, briefcases and other items will be subject to security check.

For registered shareholders who received these proxy materials by mail, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting. For registered shareholders who received a Notice of Internet Availability of Proxy Materials by mail, please bring the Notice, which will be considered your admission ticket, with you to the meeting.

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If your shares are held in street name (in the name of your broker, bank or other nominee), please bring to the meeting an account statement or letter from the record holder indicating that you beneficially owned the shares on February 20, 2015, the record date for voting. If you are a street name holder, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the record holder that holds your shares.

¡	Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission desk.

¡	Photo identification is required for admission.

OTHER INFORMATION ABOUT THE MEETING (CONTINUED)

Shareholder Proposals and Nominations for the

2016 Annual Shareholders’ Meeting

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2016 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 12, 2015. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, or for a director nomination to be considered at the annual meeting of shareholders in 2016, it must be received by us not later than December 31, 2015 and not before December 1, 2015. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., 702 N. Franklin Street, Tampa, Florida 33602.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Corporate Secretary not less than 120 days nor more than 150 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 25 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitation of Proxies

In addition to the solicitation of proxies by mail or internet, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $11,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Elimination of Duplicative Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder or Broadridge Financial Solutions, Inc. at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the proxies will vote the shares in their discretion.

Appendix A – Dow Jones Electricity and Multiutility Groups

Below are the companies included in the Dow Jones Electricity and Multiutility Groups as of December 31, 2014. As described on page 32 of this proxy statement, the payout of the performance shares is determined using data on the companies included in those groups as of the end of the applicable performance period.

AES Corp.	IDACORP, Inc.
Allete Inc.	Integrys Energy Group Inc.
Alliant Energy Corp.	ITC Holdings Corp.
Ameren Corp.	NextEra Energy Inc.
American Electric Power Co. Inc.	Northeast Utilities
Avista Corp.	NorthWestern Corp.
Black Hills Corp.	NRG Energy Inc.
Calpine Corp.	Pepco Holdings Inc.
CenterPoint Energy Inc.	PG&E Corp.
Cleco Corp.	Pinnacle West Capital Corp.
CMS Energy Corp.	PNM Resources, Inc.
Consolidated Edison Inc.	Portland General Electric Co.
Dominion Resources Inc.	PPL Corp.
DTE Energy Co.	Public Service Enterprise Group
Duke Energy Corp.	SCANA Corp.
Dynegy Inc.	Sempra Energy
Edison International	Southern Co.
El Paso Electric Co.	UIL Holdings Corp.
Entergy Corp.	Vectren Corp.
Exelon Corp.	Westar Energy, Inc.
FirstEnergy Corp.	Wisconsin Energy Corp.
Great Plains Energy Inc.	XCel Energy, Inc.
Hawaiian Electric Industries Inc.

Parking

William F. Poe Parking Garage
800 N. Ashley Dr.
Tampa, FL 33602

TECO Plaza

702 N. Franklin St.
Tampa, FL 33602

TO OCALA
275
Downtown Tampa East-West
EXIT 45A
4
TO ORLANDO
Downtown West - Ashley Drive
275
TO ST. PETERSBURG
EXIT 44
Ashley Dr./Scott St./Tampa St.
ASHLEY DRIVE
To Tampa St.
Straz Center for the Performing Arts
The Times bldg.
TYLER ST.
Library
CASS ST.
TAMPA ST.
Element Condos
Federal Courthouse
W.F. Poe Parking Garage
POLK ST.
TECO PLAZA
TAMPA THEATER
Skypoint Condos
ZACK ST.
ASHLEY DRIVE
FLORIDA AVE.
TWIGGS ST.
FRANKLIN ST.
MADISON AVE.
KENNEDY BLVD.
HILLSBOROUGH RIVER
KENNEDY BLVD.
JACKSON ST.
N
Walking route from Poe Parking Garage to TECO Plaza

Directions

to **William F. Poe Parking Garage** and **TECO Plaza**:

- From Interstate 275 - coming from St. Petersburg: Take Tampa downtown exit # 44 - Ashley Dr./Scott St./Tampa St.
- From Interstate 275 - coming from Ocala, or from Interstate 4 coming from Orlando: Take Tampa downtown exit # 45A (Downtown Tampa East-West), then follow the directional sign: Downtown West – Ashley Drive.
- Coming off the exit ramp, Ashley Drive will split to the right and Tampa Street to the left; stay on Ashley Drive, get in the right lane.
- Go through two stoplights - Tyler Street and Cass Street.
- Turn right into the W. F. Poe Parking Garage and park.
- Once parked, cross Ashley Drive and Tampa Street at the light-controlled crosswalks to TECO Plaza.

P.O. Box 111 Tampa, FL 33601

TECO ENERGY, INC. 702 N. FRANKLIN STREET TAMPA, FL 33602	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81122-TBD	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TECO ENERGY, INC.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1.1 THROUGH 1.9, “FOR” ITEMS 2 AND 3 AND “AGAINST” ITEM 4.

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain			For	Against	Abstain
	1.1 James L. Ferman, Jr.	☐	☐	☐		1.8 William D. Rockford	☐	☐	☐
	1.2 Evelyn V. Follit	☐	☐	☐		1.9 Paul L. Whiting	☐	☐	☐
	1.3 Sherrill W. Hudson	☐	☐	☐	2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2015.	☐	☐	☐
	1.4 Joseph P. Lacher	☐	☐	☐
	1.5 Loretta A. Penn	☐	☐	☐	3.	Advisory approval of the company’s executive compensation.	☐	☐	☐
	1.6 John B. Ramil	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:
	1.7 Tom L. Rankin	☐	☐	☐
					4.	Approval of the shareholder proposal requesting issuance of a political contributions report as described in the proxy statement.	☐	☐	☐

					Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

2015 Annual Meeting of Shareholders

Wednesday, April 29, 2015, 11:00 AM Eastern Time

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2015 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M81123-TBD

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, April 29, 2015

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints each of John B. Ramil and Sherrill W. Hudson attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on April 29, 2015 at 11:00 AM Eastern Time, and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

Continued and to be signed on reverse side